Filed Pursuant to Rule 424(b)(5)
Registration No. 333-107296

Subject to Completion. Dated May 29, 2007.

The information in this preliminary prospectus supplement and accompanying prospectus is not completed and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus Supplement to Prospectus dated December 11, 2003.

$1,250,000,000

Reliant Energy, Inc.

$                     % Senior Notes due 2014
$                     % Senior Notes due 2017

We will pay interest on the 2014 notes and the 2017 notes (which we refer to collectively as the notes) on                  and                   of each year. The first such payment will be made on              , 2007. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000.

See “Risk Factors” beginning on page S-16 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2014 Note	Per 2017 Note		Total
Initial public offering price	%	%	$
Underwriting discount	%	%	$
Proceeds, before expenses, to Reliant Energy, Inc.	%	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from               , 2007 and must be paid by the purchasers if the notes are delivered after              , 2007.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on June     , 2007.

Goldman, Sachs & Co.
Deutsche Bank Securities
JPMorgan
Merrill Lynch & Co.
ABN AMRO Incorporated	Bear, Stearns & Co. Inc.

Prospectus Supplement dated               , 2007.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are statements that contain projections, assumptions or estimates about our revenues, income and other financial items, our plans and objectives for future operations or about our future economic performance, transactions and dispositions and financings related thereto. In many cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking.

Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of many factors or events, including, but not limited to, the following:

•       Demand and market prices for electricity, purchased power and fuel and emission charges;

•       Limitations on our ability to set rates at market prices;

•       Our ability to obtain adequate fuel supply;

•       Interruption or breakdown of our generating equipment and processes;

•       Failure of third parties to perform contractual obligations;

•       Changes in environmental regulations that constrain our operations or increase our compliance costs;

•       Failure by transmission system operators to properly communicate operating and system information;

•       Failure to meet our debt service, collateral postings and obligations related to our credit-enhanced retail structure;

•       Ineffective hedging and other risk management activities;

•       Changes in the wholesale energy market;

•       The outcome of pending or threatened lawsuits, regulatory proceedings and investigations;

•       Weather-related events;

•       The timing and extent of changes in commodity prices and interest rates;

•       Our ability to attract and retain customers and to adequately forecast their energy needs and usage; and

•       Our access to capital.

Other factors that could cause our actual results to differ from our projected results are discussed or referred to in Item 1A of our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007, which is incorporated by reference herein. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-i

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus. To understand all the terms of this offering, and for a more complete understanding of our business, you should read carefully this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and the other documents to which we refer. Unless the context requires otherwise, “Reliant Energy,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our’’ and similar terms in this prospectus supplement refer to Reliant Energy, Inc. and its subsidiaries on a consolidated basis. The term ‘‘you’’ refers to a prospective investor. We have included terms that are important to an understanding of our business in the section entitled ‘‘Glossary of Terms.’’

General

We provide electricity and energy services to retail and wholesale customers through two business segments.

•       Retail energy — provides electricity and energy services to approximately 1.9 million retail electricity customers in Texas, including residential and small business customers and commercial, industrial and governmental/institutional customers. We also serve commercial, industrial and governmental/institutional customers in the PJM Market, and we regularly evaluate entering other markets.

•       Wholesale energy — provides electricity and energy services in the competitive wholesale energy markets in the United States through our ownership and operation or contracting for power generation capacity. As of March 31, 2007, we had approximately 15,500 MW of owned, leased or contracted for generation capacity in operation.

For information about our corporate history, business segments and disposition activities, see notes 1, 18, 20 and 21 to our consolidated financial statements and “Selected Financial Data” in Item 6 of our annual report on Form 10-K for the year ended December 31, 2006.

Retail Energy

As a retail electricity provider, we arrange for the transmission and delivery of electricity to our customers, bill customers and collect payment for electricity sold, and maintain call centers to provide customer service. We purchase the electricity we sell to customers from generation companies, utilities, power marketers and other retail energy companies in the wholesale market. We obtain our transmission and distribution services in Texas from entities regulated by the PUCT.

Our retail business for residential and small business customers is primarily concentrated in Texas. Based on metered locations, as of March 31, 2007, we had approximately 1.64 million residential and 152,000 small business customers, making us the second largest mass market electricity provider in Texas. Approximately 67% of our customers are in the Houston area. We also have customers in other Texas cities, including Dallas, Ft. Worth and Corpus Christi.

In Texas and the PJM Market, we market electricity and energy services to commercial, industrial and governmental/institutional customers. These customers include refineries, chemical plants, manufacturing facilities, hospitals, universities, governmental agencies, restaurants and other facilities. Based on metered locations, as of March 31, 2007, we had approximately 87,000 commercial, industrial and governmental/institutional customers.

Under our supply strategy for our retail business, we structure our supply portfolio to match our load demands by procuring sufficient power prior to or concurrent with entering into retail sales commitments. Following the initiation of our credit-enhanced retail structure, we are no longer required to post collateral for our Texas retail supply purchases.

Operations Data

	Years Ended December 31,			Three Months Ended March 31,
	2006	2005	2004	2006	2007
	(gigawatt hours)
Electricity Sales to End-Use Retail Customers:
Mass:
Residential:
Houston	15,447	18,029	19,314	2,913	2,690
Non-Houston	7,955	6,504	4,505	1,547	1,952
Small Business:
Houston	3,587	3,640	4,474	697	725
Non-Houston	1,375	891	528	296	333
Total Mass	28,364	29,064	28,821	5,453	5,700
Commercial and Industrial:
ERCOT(1)(2)	33,393	32,309	35,445	7,496	7,857
Non-ERCOT	5,572	6,152	3,619	1,588	1,006
Total Commercial and Industrial	38,965	38,461	39,064	9,084	8,863
Market usage adjustments(3)	8	(250)	(51)	7	(86)
Total	67,337	67,275	67,834	14,544	14,477

(1)             These volumes include customers of the Texas General Land Office for whom we provide services.

(2)             ERCOT is the Electric Reliability Council of Texas.

(3)             The revenues and the related energy supply costs in our retail energy segment include our estimates of customer usage based on initial usage information provided by the independent system operators and the distribution companies. We revise these estimates and record any changes in the period as additional settlement information becomes available (collectively referred to as “market usage adjustments”). These amounts represent the adjustments to volumes for market usage adjustments. See footnote (2) in our quarterly report on Form 10-Q under “Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006 — Retail Energy Margins.”

	Years Ended December 31,			Three Months Ended March 31,
	2006	2005	2004	2006	2007
	(in thousands, metered locations)
Weighted Average Retail Customer Count:
Mass:
Residential:
Houston	1,164	1,256	1,360	1,212	1,083
Non-Houston	504	390	271	472	555
Small Business:
Houston	132	139	153	136	121
Non-Houston	29	17	10	28	33
Total Mass	1,829	1,802	1,794	1,848	1,792
Commercial and Industrial:
ERCOT(1)	74	70	77	72	83
Non-ERCOT	1	2	1	2	1
Total Commercial and Industrial	75	72	78	74	84
Total	1,904	1,874	1,872	1,922	1,876

(1)             Includes customers of the Texas General Land Office for whom we provide services.

Wholesale Energy

As of March 31, 2007, we owned, had an interest in or leased 36 operating electric power generation facilities with an aggregate net generating capacity of 15,469 MW in five regions of the United States. The net generating capacity of these facilities consists of approximately 39% base-load, 36% intermediate and 25% peaking capacity.

We sell electricity and energy services from our generation portfolio in hour-ahead, day-ahead, forward, bilateral and ISO markets. We sell these products to investor-owned utilities, municipalities, cooperatives and other companies that serve end users or purchase power at wholesale for resale. Because our facilities are not subject to traditional cost-based regulation, we can generally sell electricity at market-determined prices. The following table identifies the principal markets where we own, lease or have under contract wholesale generation assets:

Region	Principal Markets
PJM	Illinois, New Jersey and Pennsylvania
MISO	Illinois, western Pennsylvania and Ohio
Southeast	Florida, Mississippi and Texas (non-ERCOT)
West	California and Nevada
ERCOT	Texas (ERCOT)

Beginning June 1, 2007, we expect that a substantial portion of our capacity that clears a PJM auction will be committed to the PJM Market up to three years in advance. Revenue from these capacity sales will be determined by new market rules, which are designed to ensure regional reliability, encourage competition and reduce price volatility. Cal ISO is considering similar reforms to its wholesale market rules in California, which are currently expected to be implemented in early 2008.

To ensure adequate fuel supplies, we contract for natural gas, coal and fuel oil for our generation facilities. For our natural gas-fired plants, we also arrange for, schedule and balance natural gas from our suppliers and through transporting pipelines. To perform these functions, we lease natural gas transportation and storage capacity.

In February 2006, we completed an evaluation of our wholesale energy segment’s hedging strategy and use of capital. As a result of our evaluation, we substantially reduced hedging activity of our coal generation.

The following table describes our electric power generation facilities and net generating capacity by region as of March 31, 2007:

Region	Number of Generation Facilities	Net Generating Capacity (MW)	Fuel Type	Dispatch Type
PJM
Operating(1)	21	7,230	Coal/Gas/Oil/Dual	Base-load/Intermediate/Peaking
Mothballed	1	68	Dual	Peaking
Combined	22	7,298
MISO
Operating	4	1,678	Coal/Gas/Oil	Base-load/Intermediate/Peaking
Southeast
Operating(2)(3)	4	1,741	Gas/Dual	Base-load/Intermediate/Peaking
Mothballed	1	800	Gas	Intermediate
Combined	5	2,541
West
Operating	6	3,990	Gas/Dual	Base-load/Intermediate/Peaking
ERCOT
Operating	1	830	Gas	Base-load
Total
Operating	36	15,469
Mothballed	2	868
Combined	38	16,337

(1)             We lease a 100%, 16.67% and 16.45% interest in three Pennsylvania facilities having 572 MW, 1,711 MW and 1,712 MW of net generating capacity, respectively, through facility lease agreements expiring in 2026, 2034 and 2034, respectively. The table includes our net share of the capacity of these facilities.

(2)             We own a 50% interest in one of these facilities having a net generating capacity of 108 MW. An unaffiliated party owns the other 50%. The table includes our net share of the capacity of this facility.

(3)             We are party to a tolling agreement entitling us to 100% of the capacity of a Florida facility having 630 MW of net generating capacity. This tolling agreement expires in 2012 and is treated as an operating lease for accounting purposes.

Operations Data

	Years Ended December 31,						Three Months Ended March 31,
	2006		2005		2004		2006		2007
	GWh	% Economic(1)	GWh	% Economic(1)	GWh	% Economic(1)	GWh	% Economic(1)	GWh	% Economic(1)
Economic Generation Volume(2):
PJM Coal	23,541.9	81%	23,152.2	81%	20,249.4	80%	5,844.9	81%	6,098.5	84%
MISO Coal	6,525.1	59%	7,047.2	63%	7,675.6	69%	1,292.0	47%	2,181.5	81%
PJM/MISO Gas	998.0	3%	1,562.9	6%	672.3	2%	38.2	0%	67.3	1%
West	2,830.0	11%	2,032.0	9%	4,542.9	16%	924.9	13%	8.8	0%
Other	5,731.1	86%	6,005.9	56%	6,627.1	62%	1,407.1	86%	1,337.0	65%
Total	39,626.1	39%	39,800.2	39%	39,767.3	38%	9,507.1	36%	9,693.1	37%
Commercial Capacity Factor(3):
PJM Coal	82.9%		78.9%		79.1%		86.1%		79.2%
MISO Coal	85.5%		83.3%		68.0%		94.9%		61.3%
PJM/MISO Gas	91.8%		77.1%		83.0%		15.7%		60.2%
West	86.1%		95.9%		91.7%		99.9%		100.0%
Other	91.9%		91.1%		84.1%		83.2%		90.8%
Total	85.1%		82.3%		79.3%		87.9%		76.7%
Generation Volume(4):
PJM Coal	19,522.3		18,259.3		16,010.0		5,030.6		4,832.3
MISO Coal	5,577.7		5,871.4		5,219.3		1,225.9		1,336.3
PJM/MISO Gas	916.4		1,205.5		557.7		6.0		40.5
West	2,435.8		1,948.5		4,163.9		924.0		8.8
Other	5,268.8		5,474.3		5,571.6		1,170.1		1,214.2
Total	33,721.0		32,759.0		31,522.5		8,356.6		7,432.1

(1)        Represents economic generation volume (hours) divided by maximum generation hours (maximum plant capacity X 8,760 hours).

(2)        Estimated generation at 100% plant availability based on an hourly analysis of when it is economical to generate based on the price of power, fuel, emission allowances and variable operating costs.

(3)        Generation volume divided by economic generation volume.

(4)        Excludes generation volume related to power purchase agreements, including tolling agreements.

Strategies and Objectives

Our objective is to be a leader in delivering the benefits of competitive electricity markets to customers. Our business focuses on the competitive segments of both the retail and wholesale electricity markets.

In 2006, we have substantially completed the process begun in 2003 to reposition our business for future success. As part of this process, we reduced debt and improved our liquidity position by utilizing cash flows from the business, proceeds from a series of asset sales and the implementation of a credit-enhanced retail structure. This new structure reduced our collateral requirements and the liquidity risk associated with commodity price volatility. We streamlined processes and reduced operating costs while shifting our focus away from energy trading to an asset performance culture. Additionally, we improved the percentage of time that our generating assets were available to run economically to 85.1% compared to 79.3% in 2004. We resolved a significant amount of legacy litigation, improved corporate governance and provided transparency into the earnings drivers of our business by introducing the open wholesale reporting model. In our retail business, we established a leadership position and transitioned to a fully competitive retail market in Texas with a significant portion of our former “price-to-beat” customers selecting one of our longer-term and innovative new products. We believe these accomplishments position us to emerge as a leader in competitive electricity markets.

Going forward our strategy is based on core beliefs about the power industry and the retail and wholesale electricity markets. These core beliefs reflect the issues we believe are the primary determinants of value-creation and risk. Our core beliefs about the power industry are:

•       Volatile and uncertain markets drive variable earnings profiles;

•       There will be a mix of competitive and regulated markets with a slow evolution to competition; and

•       Environmental issues will command an increasing focus from regulators and politicians.

We are committed to delivering superior returns from competitive markets through insights into the fundamentals of our core markets and a commitment to risk-weighted investments whose return on invested capital exceeds our weighted-average cost of capital.

Retail Energy.   The retail energy segment is a low capital investment electricity resale business with relatively stable earnings (excluding unrealized gains/losses on energy derivatives). The key earnings drivers in the retail energy segment are the volume of electricity we sell to customers, the unit margins received on those sales and the cost of acquiring and serving those customers. We earn a margin by selling electricity to end-use customers and simultaneously acquiring supply. Short-term earnings in this business are impacted by local weather patterns and the competitive tactics of other retailers in the market. The longer-term earnings drivers of the business are the level of competitive intensity and our ability to retain and grow market share by having a strong brand and excellent customer service.

Our core beliefs about the retail market are:

•       We have a leadership position in the competitive electricity retail business, which has a high return on invested capital and relatively stable earnings;

•       Retail competition provides opportunities to add value through customer segmentation, product and service innovation and brand;

•       The confluence of market forces will provide an opportunity to dramatically alter industry load; and

•       Continued success in the Texas retail market will drive new competitive market openings.

These core beliefs set the stage for our strategic direction. Looking forward, we will focus on the following value-creation levers:

•       Strengthening our leadership position in ERCOT by continuing to build and exercise our operating capabilities, using customer segmentation to identify and provide value-added products and services, providing superior customer service, building our brand and developing product and service innovations;

•       Entering and developing new competitive markets; and

•       Leading the development of smart energy to reshape customer load.

Wholesale Energy.   The wholesale energy segment is a capital-intensive, cyclical business. Earnings are significantly impacted by the level of natural gas prices and spark spreads. The key earnings drivers are the amount of electricity we generate and the margin we earn for each unit of electricity sold. We do not control those factors that have the most significant impact on our earnings levels. The factor that we have the most control over is the percentage of time that our generating assets are available to run when it is economical for them to do so. Short-term earnings in our wholesale business are impacted by weather and commodity price volatility. Longer-term earnings are driven by the level of commodity prices and regional supply and demand fundamentals.

Our core beliefs about the wholesale market are:

•       Capital intensive, cyclical industries generally earn returns below their cost of capital over a full cycle;

•       New build investment typically under earns its cost of capital unless there is a significant cost advantage; and

•       Over the next several years, we anticipate a significant supply/demand recovery.

These core beliefs set the stage for our strategic direction. Looking forward, we will focus on the following value-creation levers:

•       Realizing the value uplift from anticipated improving supply and demand fundamentals in the wholesale markets from our existing portfolio of assets;

•       Achieving operating and commercial excellence; and

•       Utilizing a highly-disciplined capital investment process with a return on invested capital focus to monetize the value of our brownfield sites, acquire assets at discounts to replacements and divest non-strategic assets.

Company-wide.   Building on our success in repositioning the company and our rapidly improving credit profile, we will focus on establishing a flexible capital structure that ensures a competitive cost of capital with an ability to invest in value creating opportunities including returning capital to shareholders. In addition, we will continue to develop innovative structures and transactions that improve returns and reduce risk.

We also believe that stockholder value is enhanced through the development of a highly motivated and customer-focused work force. We continue to focus on a series of actions designed to build a “great company to work for,” including (a) communicating openly with our employees, (b) fostering company pride among our employees, (c) providing a satisfying and safe work environment, (d) recognizing and rewarding employee contributions and capabilities and (e) motivating our employees to be collaborative leaders committed to our future.

Our ability to achieve these strategic objectives and execute these actions is subject to a number of factors, some of which we may not be able to control. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2006.

Concurrent Transactions

In connection with the offering of the notes hereby, we expect to repay our existing term loan and refinance our other existing credit facilities. We currently expect the refinanced credit facilities will include a secured revolving credit facility in an aggregate principal amount of $500 million and a pre-funded letter of credit facility of $250 million. The revolving credit facility will mature in June 2012 and the pre-funded letter of credit facility will mature in June 2014. Our subsidiaries, except subsidiaries prohibited by the terms of their financing or other documents from doing so, will guarantee the revolving credit facility and the pre-funded letter of credit facility. The revolving credit facility and the pre-funded letter of credit facility will be secured by the same collateral package that secures the existing credit facilities. The revolving credit facility will bear interest at LIBOR plus 1.75% or a base rate plus 0.75%.

After completion of the offering of the notes, we also intend to address the restrictive covenants in our $750 million outstanding aggregate principal amount of 6.75% senior secured notes due 2014, or the 6.75% notes, and in the PEDFA guarantees. We are evaluating various alternatives, including the retirement or defeasance of some or all of this debt with proceeds from potential asset sales.

In connection with the offering of the notes hereby, we have also commenced a tender offer to purchase for cash any and all of our outstanding 9.25% senior secured notes due 2010, which we refer to as the 2010 notes and 9.50% senior secured notes due 2013, which we refer to as the 2013 notes. Collectively, we refer to such notes as the tender notes. In addition, we have solicited consents to amend the applicable indentures governing the tender notes, in each case, to eliminate substantially all of the restrictive covenants and certain events of default and modify other provisions contained in such indentures. We have also solicited consents to the release of the security interests in the collateral securing the tender notes. As a result of this release, any of the tender notes that remain outstanding after the consummation of the offers to purchase will no longer be entitled to the benefit of the collateral that secures such notes.

The net proceeds from this offering and cash from operations will be used to:

•       repurchase the tender notes tendered in the offers to purchase;

•       retire our $400 million senior secured term loan;

•       repay our outstanding principal and accrued interest under our existing credit facilities; and

•       pay related fees and expenses.

The amount of indebtedness expected to be outstanding as a result of the transactions described above and this offering is $1.25 billion (excluding cash amounts drawn under the revolving credit facility, if any). The actual amounts of the components of the refinancing (including the aggregate principal amounts of 2014 notes and 2017 notes offered hereby) may be adjusted in light of market conditions and other factors. The term “the transactions” refers to these transactions and the application of the proceeds therefrom.

Corporate Structure and Components of Debt

The following simplified diagram presents our general corporate structure and the components of our banking and refinanced credit facilities and other long-term debt to third parties as of March 31, 2007 (in millions), after giving effect to the transactions as if they had occurred on March 31, 2007 (all dollar amounts are in millions):

The following diagram represents our off-balance sheet obligations as of March 31, 2007:

(1)             As of March 31, 2007, after giving effect to the transactions, we would have had $0 outstanding under our $500 million revolving credit facility, with $156 million of letters of credit outstanding relating to our commercial activities and no revolving loans outstanding.

(2)             Assumes all of the tender notes are tendered and accepted in the concurrent offers to purchase.

(3)             Represents debt related to our Seward facility, which is guaranteed by Reliant Energy, Inc. and certain of its subsidiaries.

(4)             In December 2006, we entered into a credit sleeve and reimbursement agreement and a $300 million working capital facility agreement providing for revolving credit loans with Merrill Lynch Commodities, Inc. and its affiliates. There is $0 outstanding under our working capital facility. This agreement substantially eliminated collateral postings for our Texas retail energy business. See “Description Of Certain Other Financial Obligations—Description of Credit-Enhanced Retail Structure.”

(5)             Includes a purchase accounting write-up of $36 million.

(6)             One of our subsidiaries, REMA, entered into sale-leaseback transactions, under operating leases that are non-recourse to us. See note 12(a) of our annual report on Form 10-K for the year ended December 31, 2006 for additional information.

The Offering

Issuer	Reliant Energy, Inc.
Securities Offered	$ million in aggregate principal amount of % Senior Notes due 2014 and $ million in aggregate principal amount of % Senior Notes due 2017.
Maturity	2014 notes: , 2014. 2017 notes: , 2017.
Interest Rate	2014 notes: % per year. 2017 notes: % per year.
Interest Payment Dates	and of each year, commencing on , 2007.
Ranking

The notes will be our senior obligations and will rank pari passu in right of payment with all of our existing and future senior indebtedness. The notes will rank senior in right of payment to all of our existing and future subordinated indebtedness.

The notes will be effectively subordinated in right of payment to REI’s credit agreement, the PEDFA bonds and the 6.75% notes, and to the extent of the value of the assets securing such indebtedness.

Guarantees	The notes will not be guaranteed by any of our subsidiaries and will therefore be effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
Change of Control Offer

If a change of control of our company occurs, we must give holders of the notes the opportunity to sell to us at a purchase price of 101% of their face amount, plus accrued and unpaid interest. The term “Change of Control” is defined in the “Description of Notes — Certain Definitions” section of this prospectus supplement.

Covenants	The indenture governing the notes will contain covenants that limit our ability and that of our subsidiaries to:
• incur liens
• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.
These covenants are subject to important exceptions and qualifications, which are described in the “Description of the Notes” section of this prospectus supplement.

Use of Proceeds

The net proceeds from the sale of the notes offered hereby are estimated to be approximately $1.2 billion, after deducting the discount payable to the underwriters and estimated offering expenses payable by us. We intend to use the net proceeds from this offering together with cash from operations to repurchase the tender notes tendered in the tender offers, to retire our $400 million senior secured term loan and to refinance our outstanding principal and accrued interest under our existing credit facilities and pay related fees and expenses.

The actual amounts of the components of our refinancing (including the aggregate principal amounts of 2014 notes and 2017 notes offered hereby) may be adjusted in light of market conditions and other factors.

Conditions to Issuance of the Notes	The closing of this offering is conditioned upon the closing of the refinancing of our existing credit facilities and entering into the refinanced credit facilities.

Risk Factors

See the “Risk Factors” section of this prospectus supplement for a discussion of certain factors that should be considered in evaluating an investment in the notes.

Summary Selected Consolidated Financial Data

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference in this prospectus supplement. We derived the following summary financial information as of December 31, 2004, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 from our audited consolidated financial statements. We derived the following summary financial information as of March 31, 2006 and 2007 and for the three months ended March 31, 2006 and 2007 from our unaudited interim consolidated financial statements. These unaudited financial statements were prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position at such date and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

	Years Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(1)(2)	(1)(3)	(1)(4)
	(in thousands)
Income Statement Data:
Revenues (including $(32,007), $(218,081), $191,405, $149,506 and $14,570 unrealized gains (losses))	$8,098,222	$9,711,995	$10,877,385	$2,452,685	$2,362,601
Expenses:
Purchased power, fuel and cost of gas sold (including $(192,395), $25,846, $(422,325), $(126,038) and $507,659 unrealized gains (losses))	6,564,137	8,365,921	9,435,892	2,250,049	1,443,491
Operation and maintenance	782,462	736,954	833,094	185,555	230,741
Selling, general and administrative	326,171	292,486	383,977	70,740	87,597
Western states and similar settlements	—	359,436	35,000	—	22,000
Loss on sales of receivables	33,741	—	—	—	—
Accrual for payment to CenterPoint Energy, Inc.	1,600	—	—	—	—
Gain on sale of counterparty claim	(30,000)	—	—	—	—
Gains on sales of assets and emission allowances, net	(19,834)	(168,114)	(159,386)	(151,476)	—
Depreciation and amortization	453,042	445,871	372,616	80,505	91,969
Total	8,111,319	10,032,554	10,901,193	2,435,373	1,875,798
Operating income (loss)	(13,097)	(320,559)	(23,808)	17,312	486,803
Other income (expense):
Income (loss) of equity investments, net	(9,478)	25,458	5,791	326	1,160
Debt conversion expense	—	—	(37,257)	—	—
Other, net	13,455	(22,672)	203	85	1,068
Interest expense	(417,514)	(399,281)	(427,867)	(108,162)	(87,070)
Interest income	34,960	23,227	34,317	9,018	10,464
Total other expense	(378,577)	(373,268)	(424,813)	(98,733)	(74,378)
Income (loss) from continuing operations before income taxes	(391,674)	(693,827)	(448,621)	(81,421)	412,425
Income tax expense (benefit)	(115,214)	(253,080)	(121,929)	57,646	152,062
Income (loss) from continuing operations	(276,460)	(440,747)	(326,692)	(139,067)	260,363
Income (loss) from discontinued operations	239,800	110,799	(2,088)	4,980	(1,652)
Income (loss) before cumulative effect of accounting changes	(36,660)	(329,948)	(328,780)	(134,087)	258,711
Cumulative effect of accounting changes, net of tax	7,290	(608)	968	968	—
Net income (loss)	$(29,370)	$(330,556)	$(327,812)	$(133,119)	$258,711

	Years ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(1)	(1)(3)	(1)(4)
Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$(0.93)	$(1.46)	$(1.06)	$(0.46)	$0.75
Income (loss) from discontinued operations	0.81	0.37	(0.01)	0.02	(0.01)
Income (loss) before cumulative effect of accounting changes	(0.12)	(1.09)	(1.07)	(0.44)	0.74
Cumulative effect of accounting changes, net of tax	0.02	—	—	—	—
Net income (loss)	$(0.10)	$(1.09)	$(1.07)	$(0.44)	$0.74

	Years ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(1)(2)	(1)	(1)(3)
	(dollars in thousands)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$105,513	$(917,163)	$1,275,873	$(221,110)	$33,818
Net cash provided by (used in) investing activities	901,210	306,152	1,057,051	1,103,755	(29,014)
Net cash provided by (used in) financing activities	(1,047,913)	594,354	(1,957,412)	(927,115)	19,333
Operating Data:
Capital expenditures for continuing operations	$(159,671)	$(82,296)	$(96,793)	$(21,897)	$(42,167)
Ratio of earnings from continuing operations to fixed charges(5)	—	—	—	—	5.11	(6)

	December 31,			March 31,
	2004	2005	2006	2007
	(1)	(1)	(1)
	(in thousands)
Balance Sheet Data:
Property, plant and equipment, net	$6,437,761	$5,934,060	$5,741,995	$5,706,190
Total assets	12,194,024	13,568,806	10,567,133	10,047,327
Current portion of long-term debt and short-term borrowings	618,854	789,325	355,264	359,745
Long-term debt to third parties	3,938,857	4,317,427	3,177,691	3,173,751
Accounts and notes receivable — principally customer, net	1,071,312	1,171,673	1,043,637	1,020,345
Stockholders’ equity	4,386,354	3,863,693	3,949,873	4,278,699

(1)             We sold or transferred the following operations from 2004 through 2006, which have been classified as discontinued operations:  Orion Power’s hydropower plants, Liberty, Ceredo and Orion Power’s New York plants. We sold the following operations, which are included in continuing operations:  REMA hydropower plants in April 2005, landfill-gas fueled power plants in July 2005 and our El Dorado Energy, LLC investment in July 2005.

(2)             During 2004, we recorded a charge of $2 million relating to a payment of $177 million made to CenterPoint in 2004.

(3)             During 2005, we recorded charges of $359 million relating to various settlements associated with the Western states energy crisis, which were paid during 2006. See notes 13 and 14 of our annual report on Form 10-K for the year ended December 31, 2006.

(4)             During 2006, we recorded a $35 million charge related to a settlement of certain class action natural gas cases relating to the Western states energy crisis. See notes 13 and 14 of our annual report on Form 10-K for the year ended December 31, 2006.

(5)             For 2004, 2005 and 2006 and the three months ended March 31, 2006, our earnings were insufficient to cover our fixed charges by $416 million, $706 million, $436 million and $77 million, respectively.

(6)             The pro forma ratio of earnings from continuing operations to fixed charges for the three months ended March 31, 2007 is 3.43, after giving effect to the transactions as if they had occurred on January 1, 2007.  The pro forma interest expense includes a write-off of approximately $60 million for deferred financing costs.  This amount is only an estimate and is subject to change.

RISK FACTORS

You should consider the risks described below carefully and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007, which is incorporated by reference herein, and in other documents that we subsequently file with the SEC. The risks described in this section are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

Risks Related to the Offering

We Are Primarily a Holding Company. Our Only Material Source of Cash is and Will Be Distributions from Our Subsidiaries, and the Notes are Effectively Subordinated to the Claims of Our Subsidiaries.

We are primarily a holding company with no material business operations of our own. Our most significant assets are the capital stock of our subsidiaries. We conduct virtually all of our business operations through those subsidiaries. Accordingly, our only material source of cash, including cash to make payments on or redeem the notes or our other indebtedness, is and will be dividends with respect to our ownership interests in our subsidiaries and other distributions that are derived from the earnings and cash flow generated by our subsidiaries. Furthermore, such subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. Additionally, we cannot assure you that our subsidiaries will generate sufficient earnings and cash flow to pay dividends or distributions to us or that applicable state law and contractual restrictions will permit such dividends or distributions in the future.

The Notes Are Effectively Junior to the Indebtedness and Other Liabilities of Our Subsidiaries, which are Not Providing Guarantees for the Notes.

Our subsidiaries will not guarantee the notes and will have no legal obligation to make payments on the notes or make funds available for those payments, whether by dividends, loans or other payments. Accordingly, we may not be able to pay interest on the notes or principal when due at maturity or otherwise. The notes are accordingly effectively subordinated to the outstanding and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Assuming we had completed this offering on March 31, 2007, these notes would have been effectively junior to $2.9 billion of indebtedness and other liabilities, including trade payables (excluding intercompany liabilities) of our subsidiaries and approximately $300 million would have been available to these subsidiaries for future borrowing under their credit facilities. In the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the claims of the holders of the notes will remain effectively subordinated to the claims of creditors of all of our subsidiaries, including trade creditors and holders of indebtedness of those subsidiaries. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the notes upon an acceleration of the maturity of the notes.

The Notes are Effectively Subordinated to the Secured Credit Agreement, Our Other Secured Debt and Any Secured Debt We May Incur in the Future.

The notes are not secured by any of our assets or those of our subsidiaries that secure indebtedness under our credit facilities and other secured debt. See “Description of Certain Other Financial Obligations Notes — Description of Refinanced Credit Facilities” for additional information. As a result, the notes will be effectively subordinated to REI’s secured credit agreement, the PEDFA bonds and the 6.75% notes. Likewise, the notes will be effectively subordinated to any secured debt that we may incur in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the pledged assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

The Indenture under Which the Notes are Being Issued Contains Only Limited Protection for Holders of the Notes in the Event We Are Involved in a Highly Leveraged Transaction, Reorganization, Restructuring or Similar Transaction in the Future.

The indenture and supplemental indenture under which the notes will be issued will not protect holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring or similar transaction except that if a Change of Control occurs, as defined in the supplemental indenture, each holder of notes will have the right to require a repurchase of all or any part of that holder’s notes at the purchase price set forth in the supplemental indenture. The indenture does not limit the amount of debt securities, debentures, notes or other types of indebtedness that we or any of our subsidiaries may issue nor does the indenture contain any covenants or other provisions that either restrict transactions between us and our affiliates or limit our and our subsidiaries’ ability to sell assets. In addition, the indenture does not contain a restricted payment covenant and therefore there are no limits under the indenture or supplemental indenture on our ability to pay dividends or make other distributions to our shareholders.

Our Outstanding Debt Could Negatively Impact Our Business.

As of March 31, 2007, we had total consolidated debt of $3.5 billion, which consisted of the existing notes and other debt, including secured facilities. Our level of debt could:

•       make it difficult to satisfy our financial obligations, including debt service requirements;

•       limit our ability to obtain additional financing to operate our business;

•       limit our financial flexibility in planning for and reacting to business and industry changes;

•       impact the evaluation of our creditworthiness by counterparties to commercial agreements and affect the level of collateral we are required to post under such agreements;

•       place us at a competitive disadvantage compared to less leveraged companies;

•       increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices; and

•       require us to dedicate a substantial portion of our cash flows to payments on our debt, thereby reducing the availability of our cash flow for other purposes including our operations, capital expenditures and future business opportunities.

Furthermore, we may incur additional indebtedness in the future. If new debt is added to our current debt levels and those of our subsidiaries, the related risks that we and they face could increase.

The Terms of Our Debt May Limit Our Ability to Plan for or Respond to Changes in Our Businesses.

The Credit Agreement, our guaranty of the fixed-rate tax-exempt facilities revenue bonds and the 6.75% notes have, and any additional long-term debt we may enter into in the future may have, terms that restrict our ability to take specific actions in planning for and responding to changes in our business without the consent of the lenders and noteholders, even if such actions may be in our best interest.

In the Event of a Bankruptcy or Insolvency, Holders of Our Secured Indebtedness and Other Secured Obligations Will Have a Prior Secured Claim to Any Collateral Securing Such Indebtedness or Other Obligations.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Our Credit Agreement, the 6.75% notes and the PEDFA guaranties are secured by first priority liens on substantially all of our assets and the assets of our subsidiaries that guarantee that debt. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing situations, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

Financing Change of Control Offer — We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indentures.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes of both series, the 6.75% notes and the PEDFA bonds at 101% of the principal amount thereof plus accrued and unpaid interest, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes, the 6.75% notes and the PEDFA bonds or that restrictions in the credit agreement will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indentures. See “Description of Notes — Repurchase Upon Change of Control.”

There Is No Existing Market for the Notes, and We Cannot Assure You That an Active Trading Market Will Develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities.

If a particular offering of notes is sold to or through underwriters, the underwriters may attempt to make a market in the notes. However, the underwriters would not be obligated to do so and they could terminate any market-making activity at any time without notice. If a market for any of the notes does not develop, holders of those notes may be unable to resell them for an extended period of time and those notes may not be readily accepted as collateral for loans.

USE OF PROCEEDS

The net proceeds from the sale of the notes offered hereby are estimated to be approximately $1.2 billion, after deducting the discount payable to the underwriters and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering together with cash from operations to:

•       repurchase the tender notes tendered in the tender offers;

•       retire our $400 million senior secured term loan;

•       repay our outstanding principal and accrued interest under our existing credit facilities; and

•       pay related fees and expenses.

The actual amounts of the components of our refinancing (including the aggregate principal amounts of 2014 notes and 2017 notes offered hereby) may be adjusted in light of market conditions and other factors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and certain other net assets and our consolidated historical capitalization (a) as of March 31, 2007 and (b) as adjusted as of March 31, 2007, as adjusted to give effect to the transactions as if they had occurred on March 31, 2007. The information appearing in this table should be read in conjunction with our historical and unaudited financial information, together with the notes thereto, where applicable, incorporated by reference herein.

	As of March 31, 2007
	Actual	As Adjusted(a)
	(in thousands)
Cash and cash equivalents	$488,046	$133,046
Restricted cash	$10,838	$10,838
Margin deposits, net	$349,736	$349,736
Current maturities of long-term debt and short-term borrowings	$359,745	$355,745
Existing term loans	396,000	—
Existing revolver	—	—
New revolver	—	—
Tender notes(b)	1,100,000	—
6.75% notes	750,000	750,000
Convertible senior subordinated notes	2,118	2,118
Orion Power Holdings senior notes.	425,551	425,551
Notes offered hereby	—	1,250,000
Tax-exempt facilities revenue bonds	500,000	500,000
Other long-term debt	82	82
Total debt	3,533,496	3,283,496
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 125,000,000 shares authorized; none outstanding	—	—
Common stock, par value $0.001 per share; 2,000,000,000 shares authorized; 341,212,794 issued	102	102
Additional paid-in capital	6,190,816	6,190,816
Retained deficit	(1,741,922)	(1,741,922	)(c)
Accumulated other comprehensive loss	(170,297)	(170,297)
Total stockholders’ equity	4,278,699	4,278,699	(c)
Total capitalization	$7,812,195	$7,562,195

(a)             Assumes that the aggregate principal amount of the revolving credit facility will be $500 million and that the notes offered hereby will be issued in $1.25 billion aggregate principal amount. The actual amounts of these components of our refinancing (including the aggregate principal amounts of the 2014 notes and 2017 notes) may be adjusted in light of market conditions and other factors.

(b)            Assumes all of the tender notes are tendered and accepted in the concurrent offers to purchase.

(c)             Does not include the effects of (i) write-off of certain existing deferred financing costs, (ii) the estimated premium of approximately $75 million to be paid to noteholders (which estimated premium amount assumes that all of the existing noteholders will tender their tender notes) or (iii) other fees that will be expensed.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables present our selected consolidated financial data for 2002 through 2006 and for the three months ended March 31, 2006 and 2007. We derived the following selected consolidated financial information as of December 31, 2002 and for the period ended December 31, 2002 from our unaudited consolidated financial statements. We derived the following selected consolidated financial information as of December 31, 2003, 2004, 2005 and 2006 and for each of the four years in the period ended December 31, 2006 from our audited consolidated financial statements. We derived the following selected consolidated financial information as of March 31, 2006 and 2007 and for the three months ended March 31, 2006 and 2007 from our unaudited interim consolidated financial statements. These unaudited financial statements were prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position at such date and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. You should read the selected consolidated financial information and other data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and our quarterly report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference herein.

	Years ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(1)(2)(3)(4)(6)	(1)(3)(5)(6)(9)	(1)(5)(6)	(1)(5)(7)	(1)(5)(8)
	(in thousands)
Income Statement Data:
Revenues	$10,230,454	$10,096,789	$8,098,222	$9,711,995	$10,877,385	$2,452,685	$2,362,601
Expenses:
Purchased power, fuel and cost of gas sold	8,245,509	7,911,615	6,564,137	8,365,921	9,435,892	2,250,049	1,443,491
Operation and maintenance	836,143	809,040	782,462	736,954	833,094	185,555	230,741
Selling, general and administrative	446,941	428,453	326,171	292,486	383,977	70,740	87,597
Western states and similar settlements	—	—	—	359,436	35,000	—	22,000
Loss on sales of receivables	10,347	37,613	33,741	—	—	—	—
Accrual for payment to CenterPoint Energy, Inc.	128,300	46,700	1,600	—	—	—	—
Gain on sale of counterparty claim	—	—	(30,000)	—	—	—	—
Wholesale energy goodwill impairment	—	985,000	—	—	—	—	—
Gains on sales of assets and emission allowances, net	—	(2,819)	(19,834)	(168,114)	(159,386)	(151,476)	—
Depreciation and amortization	314,392	356,845	453,042	445,871	372,616	80,505	91,969
Total	9,981,632	10,572,447	8,111,319	10,032,554	10,901,193	2,435,373	1,875,798
Operating income (loss)	248,822	(475,658)	(13,097)	(320,559)	(23,808)	17,312	486,803
Other income (expense):
Income (loss) of equity investments, net	17,836	(1,652)	(9,478)	25,458	5,791	326	1,160
Debt conversion expense	—	—	—	—	(37,257)	—	—
Other, net	(7,178)	8,435	13,455	(22,672)	203	85	1,068
Interest expense	(206,582)	(406,809)	(417,514)	(399,281)	(427,867)	(108,162)	(87,070)
Interest income	26,203	34,955	34,960	23,227	34,317	9,018	10,464
Interest income-affiliated companies, net	4,754	—	—	—	—
Total other expense	(164,967)	(365,071)	(378,577)	(373,268)	(424,813)	(98,733)	(74,378)
Income (loss) from continuing operations before income taxes	83,855	(840,729)	(391,674)	(693,827)	(448,621)	(81,421)	412,425
Income tax expense (benefit)	54,517	75,092	(115,214)	(253,080)	(121,929)	57,646	152,062
Income (loss) from continuing operations	29,338	(915,821)	(276,460)	(440,747)	(326,692)	(139,067)	260,363
Income (loss) from discontinued operations	(355,550)	(402,241)	239,800	110,799	(2,088)	4,980	(1,652)
Income (loss) before cumulative effect of accounting changes	(326,212)	(1,318,062)	(36,660)	(329,948)	(328,780)	(134,087)	258,711
Cumulative effect of accounting changes, net of tax	(233,600)	(24,055)	7,290	(608)	968	968	—
Net income (loss)	$(559,812)	$(1,342,117)	$(29,370)	$(330,556)	$(327,812)	$(133,119)	$258,711

	Years ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(1)(2)(3)(4)(6)	(1)(3)(6)(9)	(1)(6)	(1)(7)	(1)(8)
Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$0.10	$(3.12)	$(0.93)	$(1.46)	$(1.06)	$(0.46)	$0.75

	Years ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(1)(4)(10)	(1)	(1)(6)	(1)	(1)(7)
	(dollars in thousands)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	N/A	$993,710	$105,513	$(917,163)	$1,275,873	$(221,110)	$33,818
Net cash provided by (used in) investing activities	N/A	917,468	901,210	306,152	1,057,051	1,103,755	(29,014)
Net cash provided by (used in) financing activities	N/A	(2,888,820)	(1,047,913)	594,354	(1,957,412)	(927,115)	19,333
Operating Data:
Capital expenditures for continuing operations	N/A	$(548,391)	$(159,671)	$(82,296)	$(96,793)	(21,897)	(42,167)
Ratio of earnings from continuing operations to fixed charges(11)	1.18	—	—	—	—	—	5.11	(12)

	December 31,					March 31,
	2002	2003	2004	2005	2006	2007
	(1)(2)	(1)(9)(13)	(1)	(1)	(1)
	(in thousands)
Balance Sheet Data:
Property, plant and equipment, net	$5,110,390	$6,665,416	$6,437,761	$5,934,060	$5,741,995	$5,706,190
Total assets	17,219,341	13,296,831	12,194,024	13,568,806	10,567,133	10,047,327
Current portion of long-term debt and short-term borrowings	517,935	129,553	618,854	789,325	355,264	359,745
Long-term debt to third parties	4,554,576	4,275,834	3,938,857	4,317,427	3,177,691	3,173,751
Accounts and notes receivable —principally customer, net	825,865	518,958	1,071,312	1,171,673	1,043,637	1,020,345
Stockholders’ equity	5,652,888	4,371,799	4,386,354	3,863,693	3,949,873	4,278,699

          (1) Our results of operations include Orion Power since its acquisition in February 2002. We sold or transferred the following operations, which have been classified as discontinued operations:  Desert Basin, European energy, Orion Power’s hydropower plants, Liberty, Ceredo and Orion Power’s New York plants. We sold the following operations, which are included in continuing operations:  REMA hydropower plants in April 2005, landfill-gas fueled power plants in July 2005 and our El Dorado Energy, LLC investment in July 2005.

          (2) During 2002, we recorded an impairment of our European energy segment’s goodwill of $234 million, net of tax, as a cumulative effect of accounting change.

          (3) We adopted EITF No. 02-03 effective January 1, 2003, which affected our accounting for electricity sales to large commercial, industrial and governmental/institutional customers under executed contracts and our accounting for trading and hedging activities. It also impacted these contracts executed after October 25, 2002 in 2002.

          (4) Effective September 30, 2002, we separated from CenterPoint and prior to that date our financial position and results of operations may not reflect as if we had operated as a separate, stand-alone entity.

          (5) Effective October 1, 2003, we adopted EITF No. 03-11 and began prospectively reporting the settlement of sales and purchases of fuel and purchased power related to our non-trading commodity derivative activities that were not physically delivered on a net basis in our results of operations in the same line as the item hedged. This resulted in decreased revenues and decreased purchased power, fuel and cost of gas sold of $834 million, $2.4 billion, $4.2 billion and $3.3 billion, for the fourth quarter of 2003, and fiscal 2004, 2005 and 2006, respectively. We did not reclassify amounts for periods prior to October 1, 2003.

          (6) During 2002, 2003 and 2004, we recorded charges of $128 million, $47 million and $2 million, respectively, relating to a payment of $177 million made to CenterPoint in 2004.

          (7) During 2005, we recorded charges of $359 million relating to various settlements associated with the Western states energy crisis, which were paid during 2006. See notes 13 and 14 of our annual report on Form 10-K for the year ended December 31, 2006.

          (8) During 2006, we recorded a $35 million charge related to a settlement of certain class action natural gas cases relating to the Western states energy crisis. See notes 13 and 14 of our annual report on Form 10-K for the year ended December 31, 2006.

          (9) During 2003, we recorded a goodwill impairment charge of $985 million.

    (10) This information is not available on the same basis as currently disclosed.

    (11) For 2003, 2004, 2005 and 2006 and the three months ended March 31, 2006, our earnings were insufficient to cover our fixed charges by $913 million, $416 million, $706 million, $436 million and $77 million, respectively.

(12) The pro forma ratio of earnings from continuing operations to fixed charges for the three months ended March 31, 2007 is 3.43, after giving effect to the transactions as if they had occurred on January 1, 2007. The pro forma interest expense includes a write-off of approximately $60 million for deferred financing costs. This amount is only an estimate and is subject to change.

    (13) We adopted FASB Interpretation No. 46 on January 1, 2003, as it related to our variable interests in three power generation projects that were being constructed by off-balance sheet entities, which pursuant to this guidance required consolidation upon adoption. As a result, we increased our property, plant and equipment and our secured debt obligations by $1.3 billion.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes replaces and supersedes the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities and Guarantees” beginning on page 2 in the accompanying prospectus. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “REI” refers only to Reliant Energy, Inc. and not to any of its subsidiaries. References to the “notes” refer collectively to the        % Senior Notes due 2014 (the “2014 notes”) and the        % Senior Notes due 2017 (the “2017 notes”).

REI will issue the notes under a base indenture between itself and The Wilmington Trust Company, as trustee, as supplemented with respect to the 2014 notes and the 2017 notes by a supplemental indenture (the “supplemental indenture”) between REI and the trustee, which supplemental indenture will restate in their entirety the terms of the base indenture as supplemented by such supplemental indenture. In this description, “indenture” refers to the base indenture as supplemented by the supplemental indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate those documents in their entirety. We urge you to read those documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture are available as set forth below under “Available Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note is treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of Notes

The notes:

•       will be general unsecured obligations of REI;

•       will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of REI;

•       will be effectively subordinated in right of payment to all secured Indebtedness of REI to the extent of the value of the assets securing such Indebtedness;

•       will not be guaranteed by any of REI’s Subsidiaries and will, therefore, be effectively subordinated to all Indebtedness and other liabilities (including trade payables) of REI’s Subsidiaries; and

•       will be senior in right of payment to all current and future subordinated Indebtedness of REI.

See “Risk Factors — Risks Related to the Offering — In the event of a bankruptcy or insolvency, holders of our secured indebtedness and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations,” “Risk Factors — Risks Related to the Offering — The notes are effectively junior to the indebtedness and other liabilities of our subsidiaries, which are not providing guarantees for the notes” and “Risk Factors — Risks Related to the Offerings — We are primarily a holding company. Our only material source of cash is and will be distributions from our subsidiaries, and the notes are effectively subordinated to the claims of our subsidiaries.”

Principal, Maturity and Interest

REI will issue $                        million in aggregate principal amount of the 2014 notes and $                     million in aggregate principal amount of the 2017 notes in this offering. REI may issue additional notes from time to time after this offering, and such additional notes may be issued either under the supplemental indenture or under one or more additional supplemental indentures. In the case of each series of notes offered hereby, the notes of that series issued in this offering and any additional notes of the same series subsequently issued under the same supplemental indenture will be treated as a single class for all purposes under the supplemental indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. REI will issue notes in denominations of $2,000 and integral multiples of $1,000. The 2014 notes will mature on                  , 2014, and the 2017 notes will mature on               , 2017.

Interest on the 2014 notes will accrue at the rate of           % per annum, and will be payable semi-annually in arrears on                and                   of each year, commencing on                   , 2007. Interest on the 2017 notes will accrue at the rate of          % per annum, and will be payable semi-annually in arrears on                   and                    of each year, commencing on                    , 2007. REI will make each interest payment to the holders of record of the 2014 notes on the immediately preceding                   and                . REI will make each interest payment to the holders of record on the 2017 notes on the immediately preceding                   and                     .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date with respect to the notes falls on a day that is not a business day, the related payment of interest will be made on the next succeeding business day as if made on the day the payment was due.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to REI, REI will pay or cause to be paid all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless REI elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. REI may change the paying agent or registrar without prior notice to the holders of the notes, and REI or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. REI is not required to transfer or exchange any note selected for redemption. Also, REI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

REI may on any one or more occasions redeem all or a part of either or both series of notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest if any, to the redemption date, subject to the rights of holders of applicable notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraph, neither the 2014 nor the 2017 notes will be redeemable at REI’s option prior to their maturity. REI is not prohibited, however, from acquiring either 2014 notes or 2017 notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise.

Mandatory Redemption

REI is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Offer to Repurchase Upon Change of Control

If a Change of Control occurs, each holder of notes will have the right to require REI to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, REI will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, REI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. REI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, REI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, REI will, to the extent lawful:

(1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by REI.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000. REI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require REI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that REI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

REI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by REI and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change in Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of REI and its Subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require REI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of REI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Selection and Notice

If less than all of the notes of any series are to be redeemed at any time, the trustee will select notes of that series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Liens

REI will not, and will not permit any of its Subsidiaries to, create or permit to exist any Lien upon any property or assets at any time owned by REI or any of its Subsidiaries to secure any indebtedness for money borrowed (which in no event shall include any capital leases or operating leases) that is incurred, issued, assumed or guaranteed by REI or any of its Subsidiaries (“Indebtedness”), without providing for the notes to be equally and ratably secured with (or prior to) any and all such

Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured, for so long as such Indebtedness is so secured; provided, however, that this restriction will not apply to, or prevent the creation or existence of:

(1)   Existing Liens;

(2)   purchase money Liens securing Indebtedness having a principal amount that does not exceed the cost or value of the purchased property;

(3)   Liens in favor of REI or its Subsidiaries;

(4)   other Liens securing Indebtedness having an aggregate principal amount, measured as of the date of creation of any such Lien and the date of incurrence of any such Indebtedness, not to exceed 15% of REI’s Consolidated Net Tangible Assets; and

(5)   Refinancing Liens.

If REI or any of its Subsidiaries proposes to create or permit to exist a Lien on any property or assets at any time owned by REI or any of its Subsidiaries to secure any Indebtedness, other than as permitted by clauses (1) through (5) of the previous paragraph, REI will give prior written notice thereof to the trustee, who will give notice to the holders of notes, and REI will further agree, prior to or simultaneously with the creation of such Lien, effectively to secure all the notes equally and ratably with (or prior to) such other Indebtedness for so long as such other Indebtedness is so secured.

Merger, Consolidation or Sale of Assets

REI may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not REI is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of REI and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)   either: (a) REI is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than REI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the notes pursuant to supplemental indentures duly executed by the trustee; and

(2)   the Person formed by or surviving any such consolidation or merger (if other than REI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of REI under the notes and the indenture pursuant to supplemental indentures or other documents and agreements reasonably satisfactory to the trustee.

In addition, REI may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)   a merger of REI with an Affiliate solely for the purpose of reincorporating REI in another jurisdiction or forming a direct holding company of REI; or

(2)   any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among REI and its Subsidiaries.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, REI will furnish to the holders of notes or cause the trustee to furnish to the holders of notes:

(1)   within 90 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the Commission on Forms 10-K and 10-Q if REI were required to file such reports; and

(2)   within the time periods specified in the commission’s rules and regulations that would be applicable if REI were subject to such rules and regulations, all current reports that would be required to be filed with the Commission on Form 8-K if REI were required to file such reports.

All such reports will be prepared, within the time periods specified above, in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on REI’s consolidated financial statements by REI’s independent registered public accounting firm. In addition, REI will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in clauses (1) and (2) above (unless the Commission will not accept such a filing). To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of notes on the date filed.

If REI is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, REI will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. REI agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept REI’s filings for any reason, REI will post the reports referred to in the preceding paragraph on its website within the time periods specified above.

Events of Default and Remedies

With respect to each series of notes, each of the following is an Event of Default:

(1)   default for 30 days in the payment when due of interest on the applicable notes;

(2)   default in payment when due of the principal of, or premium, if any, on the applicable notes;

(3)   failure by REI or any of its Subsidiaries for 90 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series to comply with any of the other agreements in the indenture or any security documents required by the Indenture;

(4)   the acceleration of the maturity of any Indebtedness for money borrowed (other than the notes) of REI or any of its Significant Subsidiaries (other than an Excluded Project Subsidiary or Channelview and its Subsidiaries) having an aggregate principal amount outstanding in excess of 5% of REI’s Consolidated Net Tangible Assets, if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after the date of such acceleration; or

(5)   failure by REI or any of its Significant Subsidiaries to pay final and non-appealable judgments aggregating in excess of 5% of REI’s Consolidated Net Tangible Assets, which judgments are not covered by indemnities or third-party insurance, which judgments are not paid, discharged, vacated or stayed for a period of 90 days; and

(6)   certain events of bankruptcy or insolvency described in the indenture with respect to REI.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to REI, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to either series of notes, the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare all of the notes of that series to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the outstanding notes of either series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing under the indenture, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)   such holder has previously given the trustee notice that an Event of Default is continuing;

(2)   holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series have requested the trustee to pursue the remedy;

(3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)   the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)   holders of a majority in aggregate principal amount of the outstanding notes of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the outstanding notes of either series may, by notice to the trustee, rescind an acceleration or waive any existing Default or Event of Default (with respect to that series of notes) and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, any notes.

REI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, REI is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of REI will have any liability for any obligations of REI under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

REI may, at its option and at any time, elect to have all of its obligations discharged with respect to either or both series of outstanding notes (“Legal Defeasance”) except for:

(1)   the rights of holders of notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on the notes when such payments are due from the trust referred to below;

(2)   REI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)   the rights, powers, trusts, duties and immunities of the trustee for the notes, and REI’s obligations in connection therewith; and

(4)   the Legal Defeasance and Covenant Defeasance provisions of the indenture for the notes.

In addition, REI may, at its option and at any time, elect to have the obligations of REI with respect to either or both series of outstanding notes released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to that series of notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to that series of notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)   REI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of all notes of the applicable series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and REI must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)   in the case of Legal Defeasance, REI must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) REI has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the supplemental indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the then outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)   in the case of Covenant Defeasance, REI must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the then outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)   no Default or Event of Default with respect to the applicable series of notes must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)   such Legal Defeasance or Covenant Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which REI or any of its Subsidiaries is a party or by which REI or any of its Subsidiaries is bound;

(6)   REI must deliver to the trustee an officers’ certificate stating that the deposit was not made by REI with the intent of preferring the holders of notes over the other creditors of REI with the intent of defeating, hindering, delaying or defrauding creditors of REI or others; and

(7)   REI must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the 2014 notes or the 2017 notes and the provisions of the indenture relating to each series of notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes of that series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the notes or the indenture may be waived as to either series of notes with the consent of the holders of a majority in principal amount of the then outstanding notes of that series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

With respect to each series of notes, without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any such notes held by a non-consenting holder):

(1)   reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2)   reduce the principal of or change the fixed maturity of any such note;

(3)   reduce the rate of or change the time for payment of interest on any such note;

(4)   waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration);

(5)   make any such note payable in currency other than that stated in such notes;

(6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of such notes to receive payments of principal of, or interest or premium on such notes; or

(7)   make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, REI and the trustee may amend or supplement the indenture or the notes:

(1)   to cure any ambiguity, defect or inconsistency;

(2)   to provide for uncertificated notes in addition to or in place of certificated notes;

(3)   to provide for the assumption of REI’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of REI’s assets;

(4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)   to conform the text of the indenture or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture or the notes outstanding thereunder;

(7)   to evidence and provide for the acceptance and appointment under the indenture of successor trustees pursuant to the requirements thereof; or

(8)   to provide for the issuance of additional notes of the same or an additional series in accordance with the limitations set forth in the indenture as of the date hereof.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes of any particular series issued thereunder, when:

(1)   either:

(a)   all notes of that series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to REI, have been delivered to the trustee for cancellation; or

(b)   all notes of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and REI has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)   no Default or Event of Default under the indenture has occurred and is continuing with respect to that series of notes on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which REI is a party or by which REI is bound;

(3)   REI has paid or caused to be paid all sums payable by it under the indenture with respect to all notes of that series; and

(4)   REI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes of that series at maturity or the redemption date, as the case may be.

In addition, REI must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of REI, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if such indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the outstanding notes of either series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy with respect to that series of notes available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Available Information

Anyone who receives this prospectus supplement and the accompanying prospectus may obtain a copy of the base indenture and the supplemental indenture without charge by writing to Reliant Energy, Inc., 1000 Main Street, Houston, Texas 77002, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The notes will be represented by global notes in registered, global form (collectively, the “Global Notes”). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. REI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised REI that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised REI that, pursuant to procedures established by it:

(1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, REI and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither REI, the trustee nor any agent of REI or the trustee has or will have any responsibility or liability for:

(1)   any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised REI that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or REI. Neither REI nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and REI and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised REI that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither REI nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

All Global Notes are exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)   DTC (A) notifies REI that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, REI fails to appoint a successor depositary;

(2)   REI, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

REI will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. REI will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. REI expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that a Person will be deemed to be an Affiliate if REI has knowledge that such Person beneficially owns 10% or more of the Voting Stock of REI; provided, further, that REI will only be deemed to have knowledge of any Person beneficially owning 10% or more of REI’s Voting Stock if such Person has filed a statement of beneficial ownership pursuant to Sections 13(d) or 13(g) of the Exchange Act or has provided written notice thereof to REI. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means:

(1)   with respect to any 2014 note on any redemption date, the greater of:

(a)   1.0% of the principal amount of such 2014 note; or

(b)   the excess of:

1.               the present value at such redemption date of (i) the payment of principal on the maturity date of the 2014 notes plus (ii) all required interest payments due on the 2014 note through the maturity thereof (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Applicable Treasury Rate as of such redemption date plus 50 basis points; over

2.               the principal amount of the 2014 note; and

(2)   with respect to any 2017 note on any redemption date, the greater of:

(a)   1.0% of the principal amount of such 2017 note; or

(b)   the excess of:

1.               the present value at such redemption date of (i) the payment of principal on the maturity date of the 2017 notes plus (ii) all required interest payments due on the 2017 note through the maturity thereof (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Applicable Treasury Rate as of such redemption date plus 50 basis points; over

2.               the principal amount of the 2017 note.

“Applicable Treasury Rate” means, as of any redemption date for any series of notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to (i) the maturity date of the applicable series of notes; provided, however, that if the period from the redemption date to the maturity date of the applicable series of notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)   with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)   with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1)   in the case of a corporation, corporate stock;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of REI and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of REI, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(2)   the adoption of a plan relating to the liquidation or dissolution of REI;

(3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of REI, measured by voting power rather than number of shares;

(4)   the first day on which a majority of the members of the Board of Directors of REI are not Continuing Directors; or

(5)   REI consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, REI, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of REI is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of REI outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to it in the indenture governing the notes.

“Change of Control Payment Date” has the meaning assigned to it in the indenture governing the notes.

“Channelview” means Reliant Energy Channelview, L.P.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of all assets of REI and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which REI’s financial statements are available, less the sum of:

(1)   REI’s consolidated current liabilities as of such quarter end, determined on a consolidated basis in accordance with GAAP; and

(2)   REI’s consolidated assets that are properly classified as intangible assets as of such quarter end, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of REI who:

(1)   was a member of such Board of Directors on the date of the supplemental indenture; or

(2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the credit agreement, dated as of the date of the supplemental indenture, among REI, as Borrower, the subsidiary guarantors party thereto, Deutsche Bank AG, New York Branch,  as administrative agent, and the lenders party thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (other than pursuant to a change of control provision substantially similar to that described under the caption “— Offer to Repurchase Upon Change of Control”).

“Excluded Project Subsidiary” means any Subsidiary of REI whose principal purpose is the construction, acquisition or operation of a project and whose debt is without recourse or liability to REI or any of its other Subsidiaries (except (i) recourse against another Excluded Project Subsidiary, including any direct or indirect parent entity of any Excluded Project Subsidiary substantially all the assets of which consist of the equity of one or more Excluded Project Subsidiaries and (ii) recourse against the equity of an Excluded Project Subsidiary pledged by REI or any of its Subsidiaries to secure the debt of such Excluded Project Subsidiary or any Subsidiary of such Excluded Project Subsidiary).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Liens” means Liens on the property or assets of REI or any of its Subsidiaries existing on the date of the supplemental indenture securing Indebtedness outstanding or committed to be funded on that date (including, but not limited to, (i) Indebtedness outstanding or committed to be funded under the Credit Agreement, (ii) PEDFA Bond Indebtedness and (iii) Indebtedness under the Retail Working Capital Facility);

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Indebtedness” has the meaning described above under the caption “— Liens.”

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such property or asset.

“PEDFA Bond Indebtedness” means Indebtedness outstanding on the date of the supplemental indenture incurred by REI or guaranteed by REI in tax-exempt industrial development bond financings, the proceeds of which were used to finance the development, construction or acquisition of the 520 MW coal facility and related assets owned by Reliant Energy Seward LLC and located in New Florence, Indiana County, Pennsylvania.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Refinancing Liens” means Liens granted in connection with extending, renewing, replacing or refinancing in whole or in part any Indebtedness secured by Liens described in clauses (1) through (4) of the covenant described above under the caption “— Liens”; provided that Refinancing Liens do not (i) extend to property or assets other than property or assets of the type that were subject to the original Lien or  (ii) secure Indebtedness having a principal amount in excess of the amount of Indebtedness being extended, renewed, replaced or refinanced.

“Retail Working Capital Agreement” means the Working Capital Facility, dated as of September 24, 2006, among RERH Holdings, LLC and its subsidiaries and Merrill Lynch & Co. Inc., as amended and restated as of the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on the date of the supplemental indenture; provided that clause (3) of such definition will be disregarded.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the supplemental indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C.§§ 77aaa-777bbbb).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF CERTAIN
OTHER FINANCIAL OBLIGATIONS

Description of Refinanced Credit Facilities

Senior Secured Revolver and Pre-funded Letter of Credit Facility.   In connection with the offering of the notes hereby, we expect to repay our term loan and refinance our other existing credit facilities. Our revolving credit facility will bear interest at LIBOR plus 1.75% or a base rate plus 0.75%. Our revolving credit facility will provide for up to $500 million of loans or letters of credit and our pre-funded letter of credit facility will provide for the issuance of up to $250 million of letters of credit.

While the refinanced credit facilities will increase our flexibility to operate our business they will restrict, subject to exceptions, our ability to, among other actions, (a) encumber our assets, (b) enter into business combinations or divest our assets, (c) incur additional debt or engage in sale and leaseback transactions, (d) pay dividends or pay subordinated debt, (e) make investments or acquisitions, (f) enter into transactions with affiliates, (g) materially change our business, (h) repurchase our capital stock, or (i) utilize proceeds from asset sales. In addition, under the refinanced credit facilities we are required to achieve specified levels for the ratio of adjusted net secured debt to adjusted net earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization (consolidated secured leverage ratio) when loans or letters of credit are outstanding under the revolving credit facility.

The revolving credit facility and pre-funded letter of credit facility will be (a) guaranteed by certain of our subsidiaries and (b) secured by the assets and stock of those subsidiaries, as well as the stock of RERH Holdings, LLC, REMA LLC and Orion Power Holdings.

Description of Credit-Enhanced Retail Structure

In connection with the implementation of our credit-enhanced retail structure, on December 1, 2006, we entered into an amended and restated credit sleeve and reimbursement agreement, or the retail agreement, and a $300 million working capital facility providing for revolving credit loans with Merrill Lynch Commodities, Inc. and affiliates, Merrill Lynch. The retail agreement substantially eliminated collateral postings for our Texas retail energy business.

Under the retail agreement, Merrill Lynch provides guarantees and the posting of collateral to our counterparties in supply transactions for our Texas retail energy business. Cash flow activity in connection with these contracts and related collateral is classified as operating cash flow.

We paid Merrill Lynch a one-time structuring fee of $13 million, which was expensed as general and administrative costs. We also pay a fee to Merrill Lynch of $0.40 for each MWh of power that we deliver to our Texas retail customers. This fee is classified as interest expense. We are obligated to reimburse Merrill Lynch to the extent that any guarantees are called upon or any collateral posted by Merrill Lynch is foreclosed upon.

The initial term of the retail agreement is five years. We are permitted to terminate at any time, subject to a make-whole payment during the first two years of the retail agreement. Merrill Lynch does not have an early termination option. The retail agreement (a) restricts the ability of RERH Holdings to, among other actions, (i) encumber its assets, (ii) sell certain assets, (iii) incur additional debt, (iv) pay dividends or pay subordinated debt, (v) make investments or acquisitions or (vi) enter into transactions with affiliates and (b) requires us to manage our risks related to commodity prices.

As of March 31, 2007, no amount was outstanding under the working capital facility. Loans under the working capital facility bear interest at LIBOR plus 0.45% or a base rate. Borrowings under this facility mature on the 90th day after the termination of the retail agreement. The working capital facility includes a $150 million minimum adjusted EBITDA requirement for RERH Holdings for each trailing four-quarter period. The covenants under the retail agreement also apply to the working capital facility.

In connection with the retail agreement, we implemented a structure so that the entities comprising our Texas retail energy business became subsidiaries of RERH Holdings, LLC. Our obligations under the retail agreement and the working capital facility are secured by first liens on the assets of RERH Holdings. RERH Holdings, as well as our subsidiaries Reliant Energy Trademark Trust and Reliant Energy IT Trust that provide trademark assets and information technology services to our retail energy business, are designed to maintain the separate nature of their assets, avoid consolidation of such assets with the bankruptcy estate of Reliant Energy in the event Reliant Energy ever becomes subject to such a proceeding, and ensure that such assets are available first and foremost to satisfy their creditors’ claims. The obligations of RERH Holdings under the retail agreement and the retail working capital facility are nonrecourse to Reliant Energy.

Tender Notes and 6.75% Notes

We have three series of senior secured notes outstanding: (a) $550 million aggregate principal amount of the 2010 notes (issued in July 2003), (b) $550 million aggregate principal amount of the 2013 notes (issued in July 2003) and (c) $750 million aggregate principal amount of the 2014 notes (issued in December 2004). With certain limited exceptions, the collateral that secures our existing credit facilities secures the senior secured notes. The indentures governing the tender notes also contain covenants similar to those in our existing credit facilities.

On May 23, 2007, we commenced a tender offer to purchase for cash any and all outstanding 2010 notes and 2013 notes, or the tender notes, and solicited consents to amend the related indentures to eliminate substantially all the restrictive covenants and certain events of default and modify other provisions contained in such indentures. We have also solicited consents to the release of the security interests in the collateral securing the tender notes. As a result of this release, any of the tender notes that remain outstanding after the consummation of the offers to purchase if the consent solicitations are not effected, will no longer be entitled to the benefit of the collateral that secures such notes. We intend to use the net proceeds from this offering to repurchase the tender notes tendered in the offers to purchase.

After completion of the offering of the notes, we also intend to address the restrictive covenants in the 6.75% notes. We are evaluating various alternatives, including the retirement of some or all of this debt with proceeds from potential asset sales.

Orion Power Holdings Senior Notes

Orion Power Holdings has outstanding $400 million aggregate principal amount of 12% senior notes due 2010. In connection with the Orion Power acquisition in 2002, we recorded the senior notes at an estimated fair value of $479 million. The $79 million premium is being amortized to interest expense using the effective interest rate method over the life of the senior notes. The fair value of the senior notes was based on our incremental borrowing rates for similar types of borrowing arrangements as of the acquisition date. The senior notes are senior unsecured obligations of Orion Power Holdings. Orion Power Holdings is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. The senior notes are not guaranteed by any of Orion Power Holdings’ subsidiaries and are non-recourse to us. The senior notes indenture contains covenants, which bind Orion Power Holdings and certain of its subsidiaries, that include, among others, restrictions on:  the payment of dividends or payment of subordinated debt, the incurrence of indebtedness and the issuance of preferred stock, investments, asset sales, liens, transactions with affiliates, engaging in unrelated businesses, and sale and leaseback transactions. As of March 31, 2007, conditions under these covenants were not met that allow the payment of dividends.

Reliant Energy Seward, LLC PEDFA Bonds

Reliant Energy Seward, LLC partially financed the construction of its power plant with proceeds from the issuance of tax-exempt revenue bonds by PEDFA. These bonds are guaranteed by Reliant Energy and the guarantee is secured by the same collateral as and has covenants similar to the tender notes.

After completion of the offering of the notes, we also intend to address the restrictive covenants in the PEDFA guarantees. We are evaluating various alternatives, including the retirement or defeasance of some or all of this debt with proceeds from potential asset sales.

Reliant Energy Channelview, L.P.

Reliant Energy Channelview, L.P., or Channelview, entered into a credit agreement that financed the construction of a power plant. The credit agreement consisted of (a) $369 million in term loans and (b) a $14 million revolving working capital facility that matures in August 2007.

With the exception of a fixed-rate tranche ($75 million), the loans bear a floating interest rate based either on LIBOR or base rates plus a margin that increases over time. The facility is secured by substantially all of the assets of Channelview and is non-recourse to Reliant Energy. The facility prohibits Channelview from taking certain actions, including paying dividends or paying subordinated debt unless, among other things, it maintains specified debt service coverage ratios and debt service account balances. As of March 31, 2007, the conditions under these covenants were not met, and we do not expect Channelview to satisfy these conditions in 2007.

We are considering various strategic alternatives with respect to our interest in Channelview, including a transfer of ownership to the lenders, selling our equity interests to a third party or placing Channelview in bankruptcy. There can be no assurances regarding the outcome of this process. As of March 31, 2007, Channelview’s net property, plant and equipment is $365 million and its debt is $345 million. As of March 31, 2007, our net investment in the Channelview companies, before considering any income tax impacts, is approximately $65 million. Under Channelview’s credit agreement, the partnership is required to maintain a working capital requirement of $14 million. This covenant is currently met by the commitments of the $14 million revolving working capital facility that matures by August 15, 2007. The lenders have not agreed to extend the commitments and we do not know whether the working capital requirement will be met. Failure to maintain the working capital requirement would constitute an event of default allowing Channelview’s lenders to demand immediate payment. Due to this, we have classified the Channelview debt as a current liability as of March 31, 2007.

UNDERWRITING

The company and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of 2014 Notes	Principal Amount of 2017 Notes
Goldman, Sachs & Co.	$
Deutsche Bank Securities Inc.	$
J.P. Morgan Securities Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
ABN AMRO Incorporated	$
Bear, Stearns & Co. Inc.	$
Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the applicable initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to        % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to        % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are each a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that

Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)           to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)          to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)           in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

(b)          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.29 million.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us and our affiliates in the ordinary course of business, for which they received or may continue to receive customary fees and expenses. Concurrently with this Offering, we expect to enter into refinanced credit facilities. It is expected that Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., will be the administrative agent under our refinanced credit facilities, and that Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Bank N.V., an affiliate of ABN AMRO Incorporated and Bear Stearns Corporate Lending Inc., an affiliate of Bear Stearns & Co. Inc., will be lenders under refinanced credit facilities. It is expected that Deutsche Bank AG, New York Branch, will be the issuer for the pre-funded letter of credit facility portion of our refinanced credit facilities. Each of these banks received or will receive customary fees and expense reimbursements in connection with underwriting the loans under the refinanced credit facilities.

Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., is the pre-funded letter of credit facility agent, term facility syndication agent and pre-funded letter of credit facility syndication agent under the Company’s existing credit facilities. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., and Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are documentation agents and joint book runners for the revolving credit facility under the Company’s existing credit facilities. ABN AMRO Bank N.V., an affiliate of ABN AMRO Incorporated, is the documentation agent and joint book runner for the pre-funded letter of credit facility. Deutsche Bank Securities Inc. is a joint lead arranger and joint book runner for the revolving credit facility under the Company’s existing credit facilities. Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are joint lead arrangers and joint book runners for the term facility under the Company’s existing credit facilities. Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are also joint lead arrangers and joint book runners for the pre-funded letter of credit facility under the Company’s existing credit facilities. Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs & Co., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO Bank N.V., an affiliate of ABN AMRO Incorporated, are lenders under the Company’s existing credit facilities. Each of these banks received customary fees and expense reimbursements in connection with underwriting the loans under the existing credit facilities.

We appointed Goldman, Sachs & Co. to act as solicitation agent and Goldman, Sachs & Co. is acting as bookrunner with respect to a solicitation of consents from the holders of our tender notes. Goldman, Sachs & Co. will receive customary fees and expense reimbursements in connection therewith. We appointed Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as solicitation agents and they also acted as bookrunners with respect to a solicitation of consents from the holders of our tender notes. Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive customary fees and expense reimbursements in connection therewith.

On September 24, 2006, we entered into a credit sleeve and reimbursement agreement and a working capital facility providing for revolving credit loans with Merrill Lynch Commodities, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and other affiliates of Merrill Lynch Commodities, Inc. Merrill Lynch Commodities, Inc. and its affiliates received a one-time restructuring fee and receive fees for each MWh of power delivered to our Texas retail customers.

Because affiliates of certain of the underwriters are lenders under our existing credit facilities or are holders of tender notes, and therefore may receive more than 10% of the net proceeds of this offering when we repay those facilities or purchase those notes, each of the underwriters may be deemed to be subject to Rule 2710(h) of the National Association of Securities Dealers, Inc, or NASD. Under that rule, if an NASD member participates in a public offering of debt securities in which it, or its affiliates, together with the other underwriters or their affiliates, will receive collectively more than 10% of the net proceeds of the public offering, then that rule requires that the yield to the public may be no lower than that recommended by a “qualified independent underwriter” as defined by the NASD rules. In accordance with Rule 2710(h), we have retained M.R. Beal & Company to assume the responsibilities of acting as a qualified independent underwriter. In this role, M.R. Beal & Company will perform its usual due diligence investigation and will participate in the preparation of this prospectus supplement. We will agree to indemnify M.R. Beal & Company against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of United States federal income tax consequences of the purchase, ownership, and disposition of notes by an investor who purchases notes pursuant to this prospectus that, for United States federal income tax purposes, is not a “United States person” as defined below, or a “Non-U.S. Holder.” This summary is based upon existing United States federal tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal taxation which may be important to particular Non-U.S. Holders in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., banks and other financial institutions, insurance companies, broker-dealers, and tax-exempt organizations (including foreign private foundations)), or to persons that will hold the notes as a part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not consider the United States federal income tax consequences to a holder that is a partnership or an entity that is treated as a partnership for United States federal income tax purposes. The tax treatment of a partner in a partnership that purchases, owns, or disposes of notes will generally depend upon the status of the partner and the activities of the partnership. In addition, this summary does not discuss any state, local, or non-United States tax considerations. This summary assumes that investors will hold their notes as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of purchasing, owning, and disposing of the notes, as well as any tax consequences that may arise under the laws of any state, local, non-United States or other taxing jurisdiction.

For purposes of this summary, a “United States person” is:

•       an individual who is a citizen or resident of the United States,

•       a corporation or other entity taxable as a corporation, created in or organized under the law of the United States, any state thereof or the District of Columbia,

•       an estate that is subject to United States federal income taxation without regard to the source of its income, or

•       a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day, and elected to continue to be so treated.

As used herein, a “Non-U.S. Holder” means a beneficial owner of a note that is not a United States person and not a partnership or entity treated as a partnership for United States federal income tax purposes.

Payments of Interest

Interest paid by us to Non-U.S. Holders will generally not be subject to United States federal income or withholding tax provided that (a) the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the beneficial owner of the note is not a controlled foreign corporation that is related to us actually or constructively through stock ownership or a bank described in section 881(c)(3)(A) of the Code, and (c) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner Statement Requirement.”  If the above conditions are not met, interest paid by us will be subject to 30% United States federal withholding tax, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Notwithstanding the foregoing, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will generally be subject to (i) United States federal income tax on a net income basis on interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation or other entity taxable as a corporation, a United States branch profits tax equal to 30%, or a reduced rate under an applicable treaty, of its “effectively connected earnings and profits” as adjusted for the taxable year; however, such Non-U.S. Holder will not be subject to United States withholding tax assuming certain certification requirements are met.

Gain on Disposition

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the United States branch profits tax described above.

Owner Statement Requirement

Sections 871(h) and 881(c) of the Code require that either (i) the beneficial owner of a note or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, or a Financial Institution, and that holds a note on behalf of such owner, file a statement with REI or its agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. This requirement will be satisfied if REI or its agent receive (i) a statement, or an Owner’s Statement, from the beneficial owner certifying under penalties of perjury that such owner is not a United States person and that provides such owner’s name and address (which statement may be made on the applicable Internal Revenue Service Form W-8BEN) or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner’s Statement together with a copy of the Owner’s Statement. The beneficial owner must promptly inform REI or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) of any change in information on the Owner’s Statement.

Backup Withholding and Information Reporting

United States federal income tax law provides that backup withholding tax will not apply to payments made by REI or its agent on a note to a Non-U.S. Holder if an Owner’s Statement or similar documentation is received or an exemption has otherwise been established, provided that REI or its agent does not know or have to reason to know that the payee is a United States person. Information reporting may apply to payments of interest on the notes and the amount of tax, if any, withheld with respect to such payments. If a note is sold by a Non-U.S. Holder through a non-United States office of a related broker or Financial Institution, backup withholding and information reporting would not generally be required unless such broker or Financial Institution is a United States related broker or Financial Institution, in which case information reporting, but not backup withholding, may apply. Information reporting and backup withholding may apply if the note is sold by a Non-U.S. Holder through a United States office of a broker or Financial Institution and if the Non-U.S. Holder fails to provide an Owner’s Statement or other appropriate evidence of non-United States status.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the symbol “RRI.”  You may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. Any information we incorporate by reference is considered to be part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will be deemed to automatically update and supercede this information. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC:

•       Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•       Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•       Current Reports on Form 8-K filed with the SEC on January 31, 2007, February 26, 2007, March 12, 2007 and May 18, 2007; and

•       Definitive proxy statement on Schedule 14A filed with the SEC on April 5, 2007.

The documents listed above, each of which has already been filed by us with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until the termination of this offering are incorporated by reference herein. We do not incorporate by reference any documents, or portions thereof, which under the Exchange Act and applicable SEC rules are not deemed “filed” under the Exchange Act.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus supplement. Requests should be directed to:

Reliant Resources, Inc.
P.O. Box 148
Houston, Texas 77001-0148
Attention: Investor Relations
(713) 497-7000

Our web site address is www.reliant.com. The information on our web site is not incorporated by reference into this prospectus supplement.

LEGAL MATTERS

The validity of the issuance of securities by this prospectus supplement will be passed upon for Reliant Energy, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Reliant Energy, Inc. and subsidiaries as of December 31, 2006, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to changes in accounting for share-based payment transactions and defined benefit pension and other postretirement plans.

The consolidated financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GLOSSARY OF TERMS

brownfield site	An existing location which has expansion, redevelopment or reuse opportunities to improve efficiency, change fuel type, reduce emissions or increase capacity.
Cal ISO	California Independent System Operator.
capacity	Energy that could have been generated at continuous full-power operation during the period.
CenterPoint	CenterPoint Energy, Inc. and its subsidiaries, on and after August 31, 2002, and Reliant Energy, Incorporated and its subsidiaries, prior to August 31, 2002.
commercial capacity factor	Generation volume divided by economic generation volume.
EBITDA	Earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization expense.
economic generation volume	Estimated generation at 100% plant availability based on an hourly analysis of when it is economical to generate based on the price of power, fuel, emission allowances and variable operating costs.
EITF	Emerging Issues Task Force.
EITF No. 02-03	EITF Issue No. 02-03, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.”
EITF No. 03-11	EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133 and Not ‘Held for Trading Purposes’ as Defined in EITF No. 02-03.”
ERCOT	Electric Reliability Council of Texas.
FASB	Financial Accounting Standards Board.
GWh	Gigawatt hour.
ISO	Independent system operator.
LIBOR	London Inter Bank Offering Rate.
MISO	Midwest Independent Transmission System Operator, which is an RTO.
MW	Megawatt.
MWh	Megawatt hour.
net generating capacity	The average of a facility’s summer and winter generating capacities, net of auxiliary power.
Orion Power	Orion Power Holdings, Inc. and its subsidiaries.
PEDFA	Pennsylvania Economic Development Financing Authority.
PJM	PJM Interconnection, LLC, which is an RTO.
PJM Market	The wholesale and retail electric market operated by PJM primarily in Delaware, the District of Columbia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, Virginia and West Virginia.
PUCT	Public Utility Commission of Texas.
REI	Refers only to Reliant Energy, Inc. and not to any of its subsidiaries.
REMA	Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries.
RERH Holdings	RERH Holdings, LLC and its subsidiaries.
RTO	Regional transmission organization.
SEC	United States Securities and Exchange Commission.

Prospectus

$3,500,000,000

Reliant Resources, Inc.

Senior Secured Debt Securities
Senior Unsecured Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants

We, Reliant Resources, Inc., may offer, issue and sell from time to time, together or separately, our:

•       debt securities, which may be senior secured debt securities, senior unsecured debt securities or subordinated debt securities;

•       shares of our common stock;

•       shares of our preferred stock; and

•       warrants to purchase common stock, preferred stock or other securities.

This prospectus provides you with a general description of the securities which may be offered. Each time we offer securities for sale, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. A prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you make your investment decision.

This prospectus may not be used to sell securities, unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “RRI.”

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 11, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we file with the Securities and Exchange Commission using a “shelf” registration process. By using this shelf process, we may, from time to time, sell any combination of debt securities, common stock, preferred stock and warrants, as described in this prospectus, in one or more offerings up to a total dollar amount of $3,500,000,000, or the equivalent thereof, on the date of issuance in one or more currencies, currency units or composite currencies. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities for sale, we will provide a supplement to this prospectus that will describe the specific information about the offering and the terms of the securities. A prospectus supplement may also add to, update or change the information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition and results of operations may have changed since that date.

In this prospectus, “Reliant Resources” and “RRI” refer to Reliant Resources, Inc. and “the company,” “we,” “us” and “our” refer to Reliant Resources, Inc. and its subsidiaries, unless we specify or the context clearly indicates otherwise.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

When we make statements containing projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, transactions for the sale of parts of our operations and financings related thereto, or when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making “forward-looking statements.” These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe, “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions rejected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

In addition to the matters described in this prospectus, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

•       Changes in laws and regulations, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

•       The outcome of pending lawsuits, governmental proceedings and investigations;

•       The effects of competition, including the extent and timing of the entry of additional competitors in our markets;

•       Liquidity concerns in our markets;

•       Our pursuit of potential business strategies;

•       The timing and extent of changes in commodity prices and interest rates;

•       The availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

•       Weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

•       Financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

•       The creditworthiness or bankruptcy or other financial distress of our counterparties;

•       Actions by rating agencies with respect to us or our competitors;

•       Acts of terrorism or war;

•       The availability and price of insurance;

•       Political, legal, regulatory and economic conditions and developments;

•       The successful operation of deregulating power markets; the reliability of the systems, procedures and other infrastructure necessary to operate our retail electric business, including the systems owned and operated by the independent system operator in ERCOT; and

•       The resolution of the refusal by certain California market participants to pay our receivables balances and the resolution of the refund methodologies.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the symbol “RRI.” You may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. Any information we incorporate by reference is considered to be part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will be deemed to automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC:

•       Reliant Resources’ Annual Report on Form 10-K/A filed on May 1, 2003 for the fiscal year ended December 31, 2002;

•       Reliant Resources’ Proxy Statement on Schedule 14A, filed on April 30, 2003;

•       Reliant Resources’ Quarterly Report on Form 10-Q filed on May 14, 2003 for the quarter ended March 31, 2003;

•       Reliant Resources’ Quarterly Report on Form 10-Q filed on August 13, 2003 for the quarter ended June 30, 2003;

•       Reliant Resources’ Quarterly Report on Form 10-Q filed on November 12, 2003 for the quarter ended September 30, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on January 10, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on February 3, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on February 24, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on March 17, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on March 24, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on March 28, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on April 1, 2003 (to the extent filed by Reliant Resources under the Securities Exchange Act of 1934);

•       Reliant Resources’ Current Report on Form 8-K filed on April 16, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on May 12, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on June 5, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on June 18, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on June 24, 2003; ‚

•       Reliant Resources’ Current Report on Form 8-K filed on June 27, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on June 30, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on July 11, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on July 22, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on July 23, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on August 12, 2003 (to the extent filed by Reliant Resources under the Securities Exchange Act of 1934);

•       Reliant Resources’ Current Report on Form 8-K filed on August 26, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on September 26, 2003;

•       Reliant Resources’ Current Report (items 5 and 7) on Form 8-K filed on November 14, 2003;

•       Reliant Resources’ Current Report (item 9) on Form 8-K filed on November 14, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on November 26, 2003;

•       Reliant Resources’ Current Report on Form 8-K filed on December 9, 2003; and

•       the description of Reliant Resources’ common stock, par value $.001 per share, and associated rights to purchase Reliant Resources’ Series A preferred stock, par value $.001 per share, contained in Reliant Resources’ Registration Statement on Form 8-A, filed with the SEC on April 27, 2001, as amended by Amendment No. 1 thereto on Form 8-A/A, filed with the SEC on May 1, 2001.

For our most recent annual consolidated financial statements and notes, see our Current Report on Form 8-K filed on November 14, 2003 and incorporated by reference herein. For our most recent annual “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Current Report on Form 8-K filed on November 14, 2003 and incorporated by reference herein. For our most recent interim consolidated financial statements and notes and interim “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Quarterly Report on Form 10-Q filed on November 12, 2003 and incorporated by reference herein.

For Orion Power Holdings, Inc.’s most recent annual consolidated financial statements and notes and annual “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Current Report on Form 8-K filed on April 16, 2003 and incorporated by reference herein. For Orion Power Holdings, Inc.’s most recent interim consolidated financial statements and notes and interim “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” see our Current Report on Form 8-K filed on November 14, 2003 and incorporated by reference herein.

For Reliant Energy Mid-Atlantic Power Holdings, LLC’s most recent annual consolidated financial statements and notes see our Current Report on Form 8-K filed on July 22, 2003 and incorporated by reference herein. For Reliant Energy Retail Holdings, LLC’s most recent annual consolidated financial statements and notes see our Current Report on Form 8-K filed on June 27, 2003 and incorporated by reference herein.

We incorporate by reference any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until the termination of the offering made under this prospectus. We do not incorporate by reference any information furnished pursuant to Items 9 or 12 of Form 8-K in any future filings.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. Requests should be directed to:

Reliant Resources, Inc.
P.O. Box 148
Houston, Texas 77001-0148
Attention: Investor Relations
(713) 497-7000

Our web site address is www.reliant.com. The information on our web site is not incorporated by reference into this prospectus.

v

RELIANT RESOURCES, INC.

We provide electricity and energy services with a focus on the competitive retail and wholesale segments of the electric power industry in the United States. With respect to the retail segment of the industry, we provide customized electricity and related energy services to large commercial, industrial and institutional customers in Texas and, to a lesser extent, in the Pennsylvania—New Jersey—Maryland (PJM) Interconnection. We also provide standardized electricity and related services to residential and small commercial customers in Texas. Within the wholesale segment of the industry, we own and/or operate a substantial number of electric power generating units dispersed broadly across the United States. These units are not subject to traditional cost-based regulation; therefore, we can generally sell electricity at prices determined by the market, subject to regulatory limitations. We market electric energy, capacity and ancillary services and procure and, in some instances, resell natural gas, coal, fuel oil, natural gas transportation capacity and other energy-related commodities to optimize our physical assets and manage the risk of our asset portfolio. We sell energy commodities to and buy energy commodities from a variety of over-the-counter and exchange-based markets, as well as directly to or from energy producers, distributors and retailers, as appropriate.

We are incorporated in Delaware. Our principal executive office is located at 1000 Main Street, Houston, Texas 77002. Our telephone number is (713) 497-3000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings from continuing operations to fixed charges for each of the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003(2)
Ratio of earnings from continuing operations to fixed charges(1)	19.31	1.28	1.83	7.50	1.55	2.92	—

(1)                 For purposes of this calculation, earnings consist of income (loss) from continuing operations before income taxes less (a)(1) income of equity investments of unconsolidated subsidiaries and (2) capitalized interest plus (b)(1) loss of equity investments of unconsolidated subsidiaries, (2) fixed charges, (3) amortization of capitalized interest and (4) distributed income of equity investees. Fixed charges consist of (a) interest expense, (b) interest expense—affiliated companies, net, (c) capitalized interest and (d) interest within rent expense.

(2)                 For the nine months ended September 30, 2003, our earnings were insufficient to cover our fixed charges by $837 million as our loss was $356 million and our fixed charges were $481 million.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of any offering of securities offered for general corporate purposes. These purposes may include, but are not limited to:

•       working capital;

•       capital expenditures;

•       acquisitions; and

•       the repayment or refinancing of our indebtedness, including inter-company indebtedness or indebtedness of our subsidiaries.

When a particular series of securities is offered, a prospectus supplement related to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock and warrants that we may sell from time to time. The summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

The debt securities offered by this prospectus will be senior secured debt securities, senior unsecured debt securities or subordinated debt securities. Debt securities may be guaranteed by us or one or more of our subsidiaries. Guarantees may be full or limited, senior or subordinated and secured or unsecured, or a combination thereof. We will issue the senior secured debt securities, the senior unsecured debt securities or the subordinated debt securities under indentures that we will enter into with Wilmington Trust Company, as trustee. We refer to the senior secured indenture and the senior unsecured indenture in this prospectus collectively as the “senior indentures” and the senior indentures and the subordinated indenture in this prospectus collectively as the “indentures.” To the extent that debt securities are guaranteed, the guarantees will be set forth in the indenture or supplements thereto. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the indenture or supplements thereto, security agreements, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be required. We refer to these documents collectively as “security documents.” We will file forms of the indentures and any related security documents with the SEC as exhibits to the registration statement of which this prospectus forms a part or in a Current Report on Form 8-K. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures and the security documents. For purposes of this “Description of Debt Securities and Guarantees” section of this prospectus, references to the terms “Reliant Resources,” “us” or “we” mean Reliant Resources, Inc. only, unless we state otherwise or the context clearly indicates otherwise.

We may issue debt securities from time to time in one or more series under the indentures. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the applicable indenture, any related security documents and those made a part of the applicable indenture by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents before investing in our debt securities.

The provisions of each of the indentures are substantially identical in substance, except that the subordinated indenture provides for the subordination of the subordinated debt securities and the senior indentures have no counterpart for that section. We have described the subordination provisions of the subordinated indenture below under “—Subordination Under the Subordinated Indenture.” The terms of the security arrangements for each series of our senior secured debt securities will be established in a supplemental indenture to the senior secured indenture and will be described in the applicable prospectus supplement.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the applicable indenture, we may discharge our obligations under the indentures with respect to our debt securities as described below under “—Defeasance and Covenant Defeasance.”

The Terms of the Debt Securities

We may issue debt securities in one or more series from time to time under each of the indentures. The total principal amount of debt securities that may be issued under the indentures is unlimited. We may limit the maximum total principal amount for the debt securities of any series. However, any limit may be increased by resolution of our board of directors. We will establish the terms of each series of debt securities in a supplemental indenture, board resolution or company order. Unless we inform you otherwise in a prospectus supplement, each series of our senior secured debt securities will rank equally in right of payment with all of our other senior debt, except that our senior secured debt will effectively rank senior to our senior unsecured debt to the extent of the value of the collateral securing the senior secured debt. The subordinated debt securities will rank junior in right of payment and be subordinate to all of our senior debt as described below under “—Subordination Under the Subordinated Indenture.”

We will describe the specific terms of the series of debt securities being offered in a prospectus supplement. These terms will include some or all of the following:

•       the title of the debt securities;

•       whether the debt securities are senior secured debt securities, senior unsecured debt securities or subordinated debt securities;

•       the specific indenture under which the debt securities will be issued;

•       any limit on the total principal amount of the debt securities;

•       the ability to issue additional debt securities of the same series;

•       the price or prices at which we sell the debt securities;

•       the date or dates on which the principal of the debt securities will be payable, including the maturity date, or the method used to determine or extend those dates;

•       the interest rate or rates of the debt securities, if any, which may be fixed or variable, or the method used to determine the rate or rates;

•       the date or dates from which interest will accrue on the debt securities, or the method used for determining those dates;

•       the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum period during which the interest payment periods may be extended;

•       the interest payment dates and the regular record dates for interest payments, if any, or the method used to determine those dates;

•       the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•       the place or places where:

•        payments of principal, premium, if any, and interest on the debt securities will be payable;

•        the debt securities may be presented for registration of transfer, conversion or exchange, as applicable; and

•        notices and demands to or upon us relating to the debt securities may be made;

•       any provisions that would allow or obligate us to redeem or purchase the debt securities, including any sinking fund or amortization provisions, prior to their maturity and the prices at which we may, or are required to do so;

•       the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•       any provisions that would determine the amount of principal, premium, if any, or interest on the debt securities by reference to an index or pursuant to a formula;

•       the currency, currencies or currency units in which the principal, premium, if any, and interest on the debt securities will be payable, if other than U.S. dollars, and the manner for determining the equivalent principal amount in U.S. dollars;

•       any provisions for the payment of principal, premium, if any, and interest on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

•       the percentage of the principal amount at which the debt securities will be issued and, if other than 100%, the portion of the principal amount of the debt securities which will be payable if the maturity of the debt securities is accelerated or the method for determining such portion;

•       if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

•       to whom interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than the manner provided in the applicable indenture;

•       any variation of the defeasance and covenant defeasance sections of the relevant indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

•       whether any of the debt securities will initially be issued in the form of a temporary global security and the provisions for exchanging a temporary global security for definitive debt securities;

•       whether any of the debt securities will be issued in the form of one or more global securities and, if so:

•        the depositary for the global securities;

•        the form of any additional legends to be borne by the global securities;

•        the circumstances under which the global securities may be exchanged, in whole or in part, for individual debt security certificates; and

•        whether and under what circumstances a transfer of the global securities may be registered in the names of persons other than the depositary for the global securities or its nominee;

•        whether the interest rate of the debt securities may be reset;

•        whether the stated maturity of the debt securities may be extended;

•        any additions to or changes in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable;

•        any additions to or changes in the covenants and definitions in the relevant indenture, including any restrictions on our ability to incur debt, redeem our stock or sell our assets;

•        any additions or changes to the relevant indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•        the appointment of any paying agents, authenticating agents, transfer agents, registrars or other agents for the debt securities, if other than the trustee;

•        the terms, if any, upon which holders may convert or exchange debt securities into or for our common stock, preferred stock or other securities or property;

•        the guarantors of each series and the extent of the guarantees (including provisions relating to seniority, subordination and security), if any;

•        the terms and conditions, if any, securing the debt securities;

•        any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those described in this prospectus;

•        any restriction or condition on the transferability of the debt securities;

•        provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•        any other terms of the debt securities.

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in a prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Guarantees

We or one or more of our direct or indirect subsidiaries, or any combination of them, may, severally or jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated, secured or unsecured, or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. We will describe the specific terms of any guarantees in a prospectus supplement. These terms will include some or all of the terms detailed in this section.

All guarantees will bind the successors of the guarantors and will inure to the benefit of holders of the debt securities guaranteed. The guarantees will terminate upon the first to occur of:

•       full payment of the principal, interest and premium, if any, of all debt securities guaranteed; or

•       other discharge of all debt securities guaranteed;

except that each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of debt securities guaranteed must restore payment of any sums paid under the debt securities or the guarantee.

The guarantee of a subsidiary will be released:

•       upon the sale or other disposition (including by way of consolidation or merger) of the subsidiary; or

•       upon the sale or disposition of all or substantially all of the assets of the subsidiary;

in each case other than a sale or disposition to us or one of our affiliates. The guarantee of a subsidiary will also be released upon:

•       the merger or consolidation of the subsidiary with or into, or the dissolution and liquidation of the subsidiary into, a subsidiary that is or becomes a guarantor of, or another person that guarantees, the debt securities guaranteed; or

•       the designation of the subsidiary as an unrestricted subsidiary.

The guarantee will constitute a guarantee of payment and not of collection. Accordingly, the trustee or, in some circumstances the holders of the debt securities guaranteed, may institute a legal proceeding directly against the guarantor to enforce rights under the guarantee without first instituting a legal proceeding against the issuer of the debt security guaranteed or any other person or to realize upon any security for the debt securities guaranteed.

Structural Subordination

Reliant Resources is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit Reliant Resources’ ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the debt securities. In addition, holders of debt securities will be effectively subordinated to all of the liabilities of Reliant Resources’ subsidiaries with regard to the assets and earnings of Reliant Resources’ subsidiaries.

Form, Exchange and Transfer of the Debt Securities

Unless we inform you otherwise in a prospectus supplement, we will issue the debt securities in registered form, without coupons, in denominations of integral multiples of $1,000.

Holders will generally be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations.

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in a prospectus supplement. At any time, we may:

•       designate additional transfer agents;

•       rescind the designation of any transfer agent; or

•       approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times.

In the event we elect to redeem a series of debt securities, neither we nor the applicable trustee will be required to register the transfer or exchange of any debt security of that series:

•       during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed; or

•       if we have selected the series for redemption, in whole or in part, except for any unredeemed portion of the series.

Global Securities

Unless we inform you otherwise in a prospectus supplement, some or all of the debt securities of any series may be represented, in whole or in part, by one or more registered global securities. The global securities will have a total principal amount equal to the debt securities they represent. Unless we inform you otherwise in a prospectus supplement, each global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company, referred to as “DTC,” or any other successor depositary we may appoint. In such case, each holder’s beneficial interest in global securities will be shown on the records of DTC and transfers and beneficial interests will only be effected through DTC’s records. We refer to DTC or any other depositary in this prospectus as the “depositary.” Each global security will be registered in the name of the depositary or its nominee. Each global security will bear a legend referring to the restrictions on exchange and registration of transfer of global securities that we describe below and any other matters required by the relevant indenture. Unless we inform you otherwise in a prospectus supplement, we will not initially issue debt securities in definitive form.

Global securities may not be exchanged, in whole or in part, for definitive debt securities, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•       the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the applicable indenture unless we have approved a successor depositary within 90 days;

•       we determine in our sole discretion that the global security will be so exchangeable or transferable; or

•       any other circumstances in addition to or in lieu of those described above that we may describe in a prospectus supplement have occurred.

All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names directed by the depositary.

Any additional terms of the depositary agreement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in a global security representing a series of debt securities may be described in a related prospectus supplement.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in a prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in a prospectus supplement.

Unless we inform you otherwise in a prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

•       check mailed to the address of the person entitled to the payment as it appears in the security register; or

•       wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee under the applicable indenture as the sole paying agent for the debt securities unless we inform you otherwise in a prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in a prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times.

Any money deposited with the applicable trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustees and any paying agents will not be liable for those payments after we have been repaid.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in a prospectus supplement.

Consolidation, Merger and Sale of Assets

Unless we inform you otherwise in a prospectus supplement, Reliant Resources may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety, to any person, other than a direct or indirect wholly owned subsidiary, referred to as a “successor person,” unless:

•       we are the surviving corporation or the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction;

•       the successor person assumes Reliant Resources’ obligations with respect to the debt securities and the relevant indenture;

•       immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•       we have delivered to the applicable trustee the certificates and opinions required under the relevant indenture.

As used in the indentures, the term “corporation” means a corporation, association, company, limited liability company, joint-stock company or business trust.

Events of Default

Unless the context clearly indicates otherwise, we use the terms “indenture” and “trustee” in this subsection to mean the relevant indenture and trustee with respect to any series of debt securities we may offer.

Unless we inform you otherwise in a prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

•       our failure to pay any interest on that series for 30 days after the interest becomes due and payable;

•       our failure to pay principal or premium, if any, on that series when due, regardless of whether such payment becomes due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•       our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities have given us written notice of the breach in the manner required by the indenture;

•       certain events involving bankruptcy, insolvency or reorganization; and

•       any other event of default we may provide for that series.

If an event of default described in the first, second, third or fifth bullet points above occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of a series may declare the principal amount of the debt securities due and immediately payable. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

If an event of default described in the fourth bullet point above occurs, then the principal amount of the debt securities shall be immediately due and payable without any declaration or any other action on the part of the trustee or any holder.

An event of default will be deemed waived at any time after a declaration of acceleration but before a judgment for payment of the money due has been obtained if:

•       we have paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration of acceleration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, and all amounts due to the trustee, and

•       all events of default, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

The trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur as a result. The holders of a majority of the outstanding debt securities have, with certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or the exercise of any trust or power of the trustee with respect to the debt securities.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to institute suit to enforce those payments.

We are required to furnish each year to the trustee an officers’ certificate to the effect that we are not in default under the indenture or, if there has been a default, specifying the default and its status.

Modification and Waiver

Unless the context clearly indicates otherwise, we use the terms “indenture” and “trustee” in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities in order to:

•       evidence the succession of another person to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor;

•       add to our covenants for the benefit of the holders or to surrender any of our rights or powers;

•       add events of default for any series of debt securities;

•       add or change any provisions of the indenture to the extent necessary to issue debt securities in bearer form;

•       add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding;

•       convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture;

•       establish the form or terms of any series of debt securities;

•       provide for uncertificated securities in addition to certificated securities;

•       evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities;

•       correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series;

•       supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

•       comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or

•       add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities.

We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•       changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture;

•       reduces the principal amount of, or any premium or interest on, any debt security;

•       reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•       changes the currency of payment of principal, premium, if any, or interest;

•       impairs the right to institute suit for the enforcement of any payment on any debt security;

•       reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•       reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•       makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

•       changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of that series of debt securities.

We may not amend the subordinated indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of senior debt that the amendment would adversely affect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or compliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding debt security of a series is required to:

•       waive any default in the payment of principal, premium, if any, or interest; or

•       waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected.

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

•       the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date;

•       if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security;

•       the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above; and

•       debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

Some debt securities, including those for which payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date.

Subordination Under the Subordinated Indenture

We have defined some of the terms we use in this subsection at the end of this subsection. The subordinated debt securities issued under the subordinated indenture will:

•       be general unsecured obligations;

•       be subordinate and rank junior in right of payment to all of our senior debt to the extent provided in the subordinated indenture or in any supplemental indenture;

•       rank equally in right of payment with all of our other subordinated indebtedness unless otherwise provided in a supplemental indenture; and

•       with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

This means we will not make any payment of principal, premium, if any, interest, or any other amounts, if any, on the subordinated debt securities if:

•       we have defaulted in the payment of principal, premium, if any, interest or any other amounts due on any of our senior debt beyond any applicable grace period; or

•       the maturity of any of our senior debt has been accelerated because of a default,

until such default is cured, waived in writing or ceases to exist or such senior debt is discharged or paid in full. If the maturity of one or more series of our subordinated debt securities is accelerated, then we will not make any payment of principal, premium, if any, interest or any other amounts, if any, on the subordinated debt securities until the holders of all of our senior debt outstanding at the time of acceleration receive payment in full of the senior debt (including any amounts due upon acceleration, if applicable).

If our assets are distributed to our creditors upon our dissolution, winding-up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or bankruptcy, insolvency or similar proceedings, all amounts due or to become due on all of our senior debt must be paid in full before we may make any payments on our subordinated debt securities.

Under the subordinated indenture, the term “senior debt” means the principal, premium, if any, interest, or other amounts due, if any, in connection with all of our debt (unless otherwise provided in a supplemental indenture), whether created, incurred or assumed before, on or after the date of the subordinated indenture. However, senior debt does not include:

•       our debt to any of our subsidiaries;

•       any series of subordinated debt securities issued under the subordinated indenture, unless otherwise specified by the terms of any such series;

•       our debt that, when incurred and without respect to any election under Section 1111(B) of Title 11, U.S. Code, was without recourse to us;

•       any of our other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the subordinated debt securities; and

•       any trade payables.

Under the subordinated indenture, the term “debt” means, with respect to any person at any date of determination, without duplication:

•       all indebtedness for borrowed money;

•       all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•       all obligations under letters of credit or bankers’ acceptances or other similar instruments, or related reimbursement obligations, issued on the account of such person;

•       all obligations to pay the deferred purchase price of property or services, except trade payables;

•       all obligations as lessee under capitalized leases;

•       all debt of others secured by a lien on any asset of such person, whether or not the debt is assumed by the person, provided that, for purposes of determining the amount of any debt of the type described in this bullet point, if recourse with respect to the debt is limited to the asset, the amount of the debt will be limited to the lesser of the fair market value of the asset or the amount of the debt;

•       all debt of others guaranteed by such person to the extent the debt is guaranteed by such person; and

•       to the extent not otherwise included in this definition, all obligations for claims in respect of derivative products, including interest rate, options, swaps, collars and similar arrangements.

Under the subordinated indenture, the term “trade payables” means, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

The subordinated indenture does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities.

A prospectus supplement relating to each series of subordinated debt securities will describe any subordination provisions applicable to such series in addition to or different from those described above.

By reason of the subordination of the subordinated debt securities, in the event we become insolvent, holders of our senior debt and holders of our other obligations that are not subordinated to our senior debt may receive more, ratably, than holders of the subordinated debt securities. However, this subordination will not prevent the occurrence of an event of default or limit the right of acceleration in respect of the subordinated debt securities.

Defeasance and Covenant Defeasance

Unless the context clearly indicates otherwise, we use the terms “indenture” and “trustee” in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

Unless we inform you otherwise in a prospectus supplement, the provisions of the indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants, will apply to the debt securities of any series.

Defeasance and Discharge.   We will be discharged from all of our obligations with respect to the debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities of the debt securities in accordance with the terms of the indenture and the debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that holders of the debt securities will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. Such opinion must be based on a ruling of the U.S. Internal Revenue Service or a change in U.S. federal income tax law occurring after the date hereof, because this result would not occur under current U.S. federal income tax law.

Defeasance of Certain Covenants.   We may, in certain circumstances, omit to comply with specified restrictive covenants, including those described under “—Consolidation, Merger and Sale of Assets” and any that we may describe in a prospectus supplement, and that in those circumstances the occurrence of certain events of default, which are described in the third bullet point, with respect to such restrictive covenants, under “—Events of Default” and any that may be described in a prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to the debt securities. We, in order to exercise such covenant defeasance option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities, but might not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Notices

Holders of our debt securities will receive notices by mail at their addresses as they appear in the security register.

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue.

Governing Law

New York law will govern the indentures and the debt securities, without regard to its conflicts of law principles.

Regarding the Trustee

If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures. The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interests within the meaning specified under the Trust Indenture Act, the trustee will be required to eliminate the conflict or resign.

Pursuant to the Trust Indenture Act, should a default occur with respect to either the senior debt securities or the subordinated debt securities, Wilmington Trust Company would be required to resign as trustee under one of the indentures within 90 days of the default unless it were cured, waived or otherwise eliminated.

Conversion or Exchange Rights

A prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities. These terms will also include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock, preferred stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of material terms of our common stock, preferred stock, certificate of incorporation and bylaws. This summary is qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 125,000,000 shares of preferred stock, par value $0.001 per share. Of the 125,000,000 shares of preferred stock, 2,000,000 shares have been designated Series A preferred stock. Our common stock is traded on the New York Stock Exchange under the trading symbol “RRI.” As of December 5, 2003, we had approximately 294,591,650 shares of common stock issued and outstanding, 5,212,350 shares of common stock held in treasury and no shares of preferred stock outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding series of our preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

The following description discusses the general terms of the preferred stock that we may issue. A prospectus supplement relating to a particular series of preferred stock will describe the specific terms of such series of preferred stock.

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:

•       dividend rates;

•       redemption rights;

•       liquidation rights;

•       sinking fund provisions;

•       conversion rights;

•       voting rights; and

•       any other designations, powers, preferences, rights, qualifications, limitations, or restrictions.

You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•       the title of the series and the number of shares in the series;

•       the price at which the preferred stock will be offered;

•       the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•       the voting rights, if any, of the holders of shares of the preferred stock being offered;

•       the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•       the liquidation preference per share;

•       the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•       the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price;

•       any listing of the preferred stock being offered on any securities exchange;

•       a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•       the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•       any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•       any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

Holders of our common stock may purchase shares of our Series A preferred stock if the rights associated with their common stock are exercisable and the holders exercise the rights. Please read “—Stockholder Rights Plan.”

Series A Preferred Stock.   Our Series A preferred stock ranks junior to all other series of our preferred stock, and senior to our common stock with respect to dividend and liquidation rights. If we liquidate, dissolve or wind up, we may not make any distributions to holders of our common stock unless we first pay holders of our Series A preferred stock an amount equal to:

•       $1,000 per share, plus

•       accrued and unpaid dividends and distributions on our Series A preferred stock, whether or not declared, to the date of such payment.

If the dividends or distributions payable on our Series A preferred stock are in arrears, we may not:

•       declare or pay dividends on;

•       make any other distributions on;

•       redeem;

•       purchase; or

•       otherwise acquire for consideration

any shares of our common stock, or

•       redeem;

•       purchase; or

•       otherwise acquire for consideration

any shares of our Series A preferred stock, until we have paid all such unpaid dividends or distributions, except in accordance with a purchase offer to all holders of our Series A preferred stock upon terms that our board of directors determines will be fair and equitable.

We may redeem shares of our Series A preferred stock at any time at a redemption price determined in accordance with the provisions of our certificate of incorporation.

Holders of shares of our Series A preferred stock are entitled to vote together with holders of our common stock as one class on all matters submitted to a vote of our stockholders. Each share of Series A preferred stock entitles its holder to a number of votes equal to the “adjustment number” specified in our certificate of incorporation. The adjustment number is initially equal to 1,000 and is subject to adjustment in the event we:

•       declare any dividend on our common stock payable in shares of common stock;

•       subdivide our outstanding shares of common stock; or

•       combine our outstanding shares of common stock into a smaller number of shares.

For a complete description of the terms of our Series A preferred stock, we encourage you to read our certificate of incorporation, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaw Provisions

Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•       acquisition of us by means of a tender offer;

•       acquisition of control of us by means of a proxy contest or otherwise; or

•       removal of our incumbent officers and directors.

These provisions, as well as our stockholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Election and Removal of Directors.   Our board of directors is comprised of between one and fifteen directors, the exact number to be fixed from time to time by resolution of our board of directors. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, with only one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. In addition, no director may be removed except for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the remaining directors in office.

Stockholder Meetings.   Our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president or a majority of the board of directors. Our certificate of incorporation and bylaws specifically deny our stockholders the ability to call a special meeting.

Elimination of Stockholder Action by Written Consent.   Our certificate of incorporation and our bylaws provide that holders of our common stock will not be able to act by written consent without a meeting.

Amendment of Certificate of Incorporation.   The provisions described above under “—Election and Removal of Directors,” “—Stockholder Meetings” and “—Elimination of Stockholder Action by Written Consent” may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

Amendment of Bylaws.   Our board of directors has the power to alter, amend or repeal our bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. This right is subject to repeal or change by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

•       make nominations in the election of directors;

•       propose that a director be removed;

•       propose any repeal or change in our bylaws; or

•       propose any other business to be brought before an annual or special meeting of stockholders.

With respect to special meetings of stockholders, our bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting or shall otherwise have been brought before the meeting by or at the direction of the chairman of the meeting or the board of directors.

Under these procedural requirements, in order to bring a proposal or nomination before an annual meeting of stockholders, or in order to bring a nomination before a special meeting of stockholders, a stockholder must deliver timely notice to our corporate secretary along with the following:

•       a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•       the stockholder’s name and address;

•       the number of shares beneficially owned by the stockholder and evidence of such ownership;

•       the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with such persons; and

•       the number of shares such persons beneficially own.

To be timely, a stockholder must deliver notice:

•       of a nomination or other business in connection with an annual meeting of stockholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year’s annual meeting of stockholders was held; or

•       of a nomination in connection with a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

In order to submit a nomination for our board of directors, a stockholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s nominee or proposal will be ineligible and will not be voted on by our stockholders.

Limitation on Liability of Directors.   Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•       any breach of the director’s duty of loyalty to our company or our stockholders;

•       any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•       unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•       any transaction from which the director derived an improper personal benefit.

Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Stockholder Rights Plan

Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A preferred stock at a purchase price of $150.00 per unit, subject to adjustment. The rights are issued pursuant to a rights agreement between us and JPMorgan Chase Bank, the successor to The Chase Manhattan Bank, as rights agent. We have summarized selected portions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the summary below and the rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of Rights; Exercisability.   The rights are evidenced by the certificates representing our currently outstanding common stock and all common stock certificates we may issue prior to the “distribution date.” That date will occur, except in some cases, on the earlier of:

•       ten days following a public announcement that a person or group of affiliated or associated persons, who we refer to collectively as an “acquiring person,” has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; or

•       ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

Until the distribution date:

•       common stock certificates will evidence the rights;

•       the rights will be transferable only with those certificates;

•       new common stock certificates will contain a notation incorporating the rights agreement by reference; and

•       the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

The rights are not exercisable until the distribution date and will expire at the close of business on January 15, 2011, unless we redeem or exchange them at an earlier date as described below or we extend the expiration date prior to January 15, 2011.

As soon as practicable after the distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the distribution date? From that date on, only separate rights certificates will represent the rights. We will issue rights with all shares of common stock issued prior to the distribution date. We will also issue rights with shares of common stock issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the distribution date.

Flip-In Event.   A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a “permitted offer.” The rights agreement defines “permitted offer” as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors on our board of directors determines to be fair to and otherwise in our best interests and the best interest of our stockholders.

If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive the number of shares of common stock, or in some specified circumstances, cash, property or other securities, which has a “current market price” equal to two times the exercise price of the right. Please refer to the rights agreement for the definition of “current market price.”

Flip-Over Event.   A “flip-over event” will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person:

•       we are acquired by any person or we acquire any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer; or

•       50% or more of our assets, cash flow or earning power is sold, leased or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

Series A Preferred Stock.   After the distribution date, each right will entitle the holder to purchase a fractional share of our Series A preferred stock, which will be essentially the economic equivalent of one share of common stock. Please read “—Preferred Stock—Series A Preferred Stock” for additional information about our Series A preferred stock.

Antidilution.   The number of rights associated with a share of outstanding common stock, the number of fractional shares of Series A preferred stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock occurring prior to the distribution date. The exercise price of the rights and the number of fractional shares of Series A preferred stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of some specified transactions affecting the Series A preferred stock.

With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The rights agreement also will not require us to issue fractional shares of Series A preferred stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash payment based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights be exercised so that we will issue only whole shares of Series A preferred stock.

Redemption of Rights.   At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

Exchange of Rights.   At any time after the occurrence of a flip-in event and prior to a person becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights, other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

Substitution.   If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute other specified types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the stockholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

No Rights as a Stockholder; Taxes.   Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a stockholder of our common stock. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for the common stock of the acquiring company or are exchanged as described above.

Amendment of Terms of Rights.   Our board of directors may amend any of the provisions of the rights agreement, other than some specified provisions relating to the principal economic terms of the rights and the expiration date of the rights, at any time prior to the time a person becomes an acquiring person. Thereafter, our board of directors may only amend the rights agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

Rights Agent.   JPMorgan Chase Bank, successor to The Chase Manhattan Bank, serves as rights agent with regard to the rights.

Antitakeover Effects.   The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

Delaware Antitakeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Listing of Common Stock

Our common stock trades on the New York Stock Exchange under the trading symbol “RRI.”

Transfer Agent and Registrar

We serve as the transfer agent and registrar of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of our or any other entity’s debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from the other offered securities. We will issue the warrants under one or more warrant agreements between us and a warrant agent that we will name in a prospectus supplement.

A prospectus supplement relating to any warrants that we may offer will include specific terms relating to the terms of the warrants. We will file the form of any warrant agreement with the SEC and you should carefully read the warrant agreement. A prospectus supplement will include some or all of the following terms:

•       the title of the warrants;

•       the aggregate number of warrants offered;

•       the price or prices at which the warrants will be issued;

•       the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants;

•       the exercise price of the warrants;

•       any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•       the dates or periods during which the warrants are exercisable;

•       the designation and terms of any securities with which the warrants are issued;

•       if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•       if applicable, a discussion of any material U.S. federal income tax considerations applicable to the warrants;

•       if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•       any minimum or maximum amount of warrants that may be exercised at any one time;

•       any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•       information with respect to book-entry procedures, if any.

Each warrant will entitle the holder of warrants to purchase the amount of debt or equity securities, at the exercise price stated or determinable in a prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in a prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the common stock, preferred stock and any series of debt securities and warrants being offered hereby in one or more of the following ways from time to time:

•       to underwriters or dealers for resale to the public or to institutional investors;

•       directly to institutional investors; or

•       through agents to the public or to institutional investors.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•       the name or names of any underwriters or agents;

•       the purchase price of the securities and the proceeds to be received by us from the sale;

•       any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•       any initial public offering price;

•       any discounts or concessions allowed or reallowed or paid to dealers; and

•       any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including

•       negotiated transactions;

•       at a fixed public offering price or prices, which may be changed;

•       at market prices prevailing at the time of sale;

•       at prices related to prevailing market prices; or

•       at negotiated prices.

The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market other than our common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities has been passed upon for us by our counsel. The validity of the securities will be passed upon for any agents, dealers or underwriters by their counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Reliant Resources, Inc. as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated November 14, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for derivatives and hedging activities in 2001, (ii) the change in method of accounting for goodwill and other intangibles in 2002, (iii) the change in method of presenting trading and marketing activities from a gross basis to net basis in 2002, (iv) the change in method of accounting for early debt extinguishment, (v) accounting for European energy operations as discontinued operations, (vi) accounting for Desert Basin plant operations as discontinued operations, and (vii) the restatement of the 2000 and 2001 consolidated financial statements) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of El Dorado Energy, LLC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated November 14, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivatives and hedging activities in 2001) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined and consolidated financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC as of December 31, 2001 and 2002 and for the periods from January 1, 2000 to May 11, 2000 and May 12, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated July 22, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (i) the change in method of accounting for derivatives and hedging activities in 2001 and (ii) the change in method of accounting for goodwill and other intangibles in 2002) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Reliant Energy Retail Holdings, LLC as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated June 27, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for goodwill and other intangibles in 2002 and (ii) the acquisition of Reliant Energy Renewables, Inc.) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedules of Orion Power Holdings, Inc. as of December 31, 2002 and for the periods from January 1, 2002 to February 19, 2002 and February 20, 2002 to December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K of Reliant Resources, Inc. dated April 16, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for goodwill and other intangibles in 2002 and (ii) the application of procedures relating to certain disclosures and reclassifications related to the 2000 and 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for Orion Power Holdings, Inc. as of December 31, 2001 and for the years ended December 31, 2000 and 2001, incorporated in this prospectus by reference have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivative financial instruments in 2001) which is incorporated by reference.

We have been unable to obtain Arthur Andersen LLP’s permission for the incorporation by reference in this prospectus of their report on the financial statements of Orion Power Holdings, Inc. Because Arthur Andersen LLP has not granted us permission to incorporate their report in this registration statement, you will not be able to recover against Arthur Andersen LLP for any untrue statements of material fact contained in our financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$

Reliant Energy, Inc.

$            % Senior Notes
due 2014

$            % Senior Notes
due 2017

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Deutsche Bank Securities

JPMorgan

Merrill Lynch & Co.

ABN AMRO Incorporated

Bear, Stearns & Co. Inc.